Exhibit 10.61

EXECUTION COPY

RIVERBOAT CASINO SALE AND PURCHASE AGREEMENT

THIS RIVERBOAT CASINO SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 24th day of February, 2006, by and among:

(i) President Casinos, Inc., debtor and debtor-in-possession (“Seller”) in a chapter 11 bankruptcy case, Case No. 02-53005 (the “Seller Case”) pending in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”);

(ii) President Riverboat Casino-Missouri, Inc., a Missouri corporation (the “Company”), debtor and debtor-in-possession in a chapter 11 bankruptcy case in the Bankruptcy Court that is jointly administered with the Seller Case (the “Company Case” and, collectively with the Seller Case, the “Case”); and

(iii) Pinnacle Entertainment, Inc., a Delaware corporation, or a subsidiary thereof (“Buyer”).

RECITALS

A. Seller is the owner of all of the Closing Shares (as herein defined) of the Company.

B. The Company is the owner and operator of a riverboat casino, located on the Mississippi River riverfront in St. Louis, Missouri and moored to a barge known as Admiral Barge One and connected by a porte-cochere (collectively, the “Riverboat Casino”), more particularly described as:

Name:	The Admiral
Official No.:	204086

Name:	Admiral Barge One
Official No.:	689603

C. An official committee of unsecured creditors (the “Committee”) has been appointed in the Company Case pursuant to section 1102 of the United States Bankruptcy Code (the “Bankruptcy Code”).

D. Seller, with the support of the Committee and holders of Seller’s 12% Senior Notes due 2001 and 13% Senior Notes due 2001 (the “Bondholders”), desires to sell, and Buyer desires to purchase, the Closing Shares upon the terms and conditions set forth in this Agreement and subject to further action of the Bankruptcy Court.

E. Following execution of this Agreement, Seller and the Company shall seek authority from the Bankruptcy Court to hold an auction at which Buyer’s offer for the Closing Shares shall be subject to higher and better offers of third parties.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, and with the intent to be legally bound hereby, the parties agree as follows:

1. PURCHASE AND SALE OF CLOSING SHARES; RIVERBOAT CASINO ASSETS OWNED BY THE COMPANY; TRADEMARK LICENSE.

(a) Closing Shares to be Sold. Subject to the provisions of this Agreement, Seller shall sell and Buyer shall purchase, all of Seller’s right, title and interest in, to and under the Closing Shares, free and clear of any lien, mortgage, security interest, pledge, encroachment, easement, defect of title or other claim, charge or encumbrance of any nature whatsoever, or any restriction on transferability, option, right of first refusal, or restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (collectively, “Encumbrances”), but subject in each case to applicable state and federal securities laws.

(b) Riverboat Casino Assets Owned by the Company. Immediately following the Closing, the Company shall have good and marketable title to all assets, properties and rights owned by the Company or otherwise material to the operation of the Riverboat Casino wherever such assets, properties and rights are located, and whether real, personal or mixed, tangible or intangible, which Riverboat Casino Assets, to the maximum extent permitted under Section 1141(C) of the Bankruptcy Code, will be free and clear of all claims and interests of creditors of the Company, other than the Company Liabilities (as defined in Section 3(a)) (collectively, the “Riverboat Casino Assets”); provided, however, the Riverboat Casino Assets shall not include any of the Excluded Assets (as defined in Section 9(c)(vi) below). The Riverboat Casino Assets shall include, but in no way be limited to, the following assets and properties of the Company:

(i) the Riverboat Casino, together with its furniture, fixtures, equipment, necessaries, uniforms, apparel, supplies held for consumption, life saving equipment (including life boats and inflatable boats), spare parts, radio equipment, cordage, general outfit and all other appurtenances and appliances belonging to the Riverboat Casino, and the Company’s parking and transportation shuttles and other vehicles, whether aboard the Riverboat Casino or on shore at the time of Closing;

(ii) all of the Company’s right, title and interest in and to (A) the Lease between the Company and the City of St. Louis Port Commission (the “City Lease”) and such other executory leases, subleases, easements, licenses, concessions or other agreements made for the benefit of the Company listed or described on Schedule 1(b)(ii)(A), whether written or oral, granting to any person the right to use or occupy real property (the “Parking Leases”; the City Lease and the Parking Leases are, collectively, the “Real Property Leases”), (B) subject to the compliance by the Company with the covenant contained in Section 8(a)(xviii), the Company’s collective bargaining agreement with Hotel Employees, Restaurant Employees Local 74, AFL-CIO as provided in Schedule 6(h), and (C) other executory leases or contracts either (I) listed on Schedule 1(b)(ii)(C) or (II) entered into after the date of this Agreement in compliance with the provisions hereof and designated in writing by Buyer as an “Assumed Executory Lease and Executory Contract” by no later than five (5) Business Days (as defined in Section 2(d)(i)) after the date on which the Company Plan of Reorganization (as defined in Section 9(c) below) is filed (collectively, the “Assumed Executory Leases and Executory Contracts”); provide, however, that if Seller or Company assumes any executory lease or contract prior to the Closing and after the date of this Agreement without the prior written consent of Buyer, such assumed executory lease or contract shall be the sole responsibility of Seller or Company, as applicable, and shall constitute an Excluded Asset within the meaning of Section 9(c)(vi)(5) hereof unless and until such time, if any, as Buyer agrees to accept such executory lease or contract.

(iii) subject to Section 2(e) below, all of the right, title and interest of the Company and Seller in and to the following property if acquired by the Company or Seller after the date of this Agreement but prior to the Closing:

Parcel 1:

Lot “A” of Cherrick’s Subdivision, according to the plat thereof recorded in Plat Book 70 page 29 of the St. Louis City Records and in City Block 17 and 18 of the City of St. Louis, State of Missouri

Parcel 2:

Lot “C” of Cherrick’s Subdivision, according to the plat thereof recorded in Plat Book 70 page 29 of the St. Louis City Records and in City Block 18 of the City of St. Louis, State of Missouri

(Parcels 1 and 2 collectively referred to herein as the “Cherrick Lot”) and any and all rights and interest of the Company and/or Seller in and to the Cherrick Lot as described in and arising under that certain letter agreement, of even date herewith, among Seller, Company and Buyer (collectively, “Additional Real Estate”);

(iv) all gambling games, slot machines, tables, other gaming equipment and associated equipment that are used by the Company in the operation of the Riverboat Casino, together with the Company’s inventory of gaming chips, tokens, scrip, markers, gaming supplies and other items held for use by the Company at the Riverboat Casino in the ordinary course of business (“Gaming Equipment”);

(v) all cash in cashiers’ cages, vaults, carts, drawers, cash registers and gaming devices and machines, and any other cash or cash equivalents required to remain in the Company at all times as required by the regulators of the Missouri Gaming Commission or the regulations of such gaming commission (“Included Cash”);

(vi) all food processing and preparation and washing equipment, machines and fixtures, racks, trays, buffet tables, furniture, flatware, serving ware, utensils, crockery, plates, cutlery and other similar items, uniforms, napkins, linens and other tangible personal property held by the Company for use in connection with its food service and dining facilities at the Riverboat Casino;

(vii) to the extent relating to the Company’s marketing and operation of the Riverboat Casino, all books, records, files and papers, whether in hard copy or computer format, including books of account, sales and promotional literature, manuals and data, sales and purchase correspondence, customer lists, lists of present and former suppliers, personnel and employment records of present or former employees, and documentation developed or used for accounting or marketing purposes;

(viii) all of the Company’s right, title and interest in and to each of the following and all copies and other tangible embodiments thereof: (A) the “Admiral” name and all variants and derivations thereof, and all other fictitious business names, trademarks (registered and unregistered), service marks, trade dress, logos, trade names and the goodwill of the Company’s business associated therewith, and all applications, extensions, registrations, and renewals in connection therewith but excluding Seller’s Trademarks (as defined in Section 1(c) below), which may only be used by Buyer pursuant to and in accordance with Section 1(c) hereof, (B) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith in both published works and unpublished works and (C) all trade secrets and confidential and other business information (including ideas, research and development, know-how, formulas, works for hire, gaming, security and food service processes and techniques, market research, tracking methods, census reports, designs, drawings, specifications and business and marketing plans and proposals) (collectively, “Intellectual Property”);

(ix) all of the Company’s right, title and interest in and to licenses, permits, franchises, zoning rights, approvals, registrations, consents and authorizations used in, or necessary to the operation of the Riverboat Casino as presently operated or the other Riverboat Casino Assets, including those listed in Schedule 6(i) (collectively “Gaming Licenses”);

(x) all of the Company’s right, title and interest in and to all post office boxes, e-mail addresses, telephone and facsimile numbers and domain names held for use in connection with the operation of the Riverboat Casino;

(xi) all computer software, proprietary or otherwise (including data and related documentation), sales and promotional literature, manuals, customer and supplier correspondence, plats, architectural plans, drawings, designs, blueprints, specifications and studies that are owned or used in connection with the operation of the Riverboat Casino, in all cases in any form or medium, other than the Excluded Software;

(xii) all know-how, trade secrets, customer tracking information, customer databases, customer and supplier information, personnel information, technical information, process technology, plans, drawings, innovations, designs, ideas, proprietary blueprints and information and other information, including player tracking information related to Riverboat Casino Assets, and fixed asset, general ledger and risk management data (the Company will provide Buyer with assistance to incorporate the fixed asset, general ledger and risk management data into Buyer’s computer systems) owned or used by the Company in connection with the operation of the Riverboat Casino;

(xiii) all inventory of merchandise held for resale and all food and beverage inventory, including rights to vending and concession inventory, held for sale or service to patrons and/or employees of the Riverboat Casino (collectively, the “Inventory”);

(xiv) all prepaid expenses relating to the Riverboat Casino (“Prepaid Expenses”);

(xv) all accounts receivable and related deposits, security, or collateral therefor, including recoverable customer deposits and receivables (collectively, the “Receivables”);

(xvi) all security deposits deposited by or on behalf of the Company as lessee or sublessee under the Assumed Executory Leases and Executory Contracts existing on the Closing Date and all deposits of the Company with utilities and other providers of services to the Riverboat Casino (the “Security Deposits”);

(xvii) all of the Company’s rights to any indemnity payments and insurance contracts, relating to the Riverboat Casino Assets held by the Company;

(xviii) any credits, carryforwards, operating losses and other attributes related to Taxes (as defined in Section 6(p)(i), but excluding any refunds for Taxes described in Section 9(c)(vii)(11) below; and

(xix) At Buyer’s election, any other asset (except assets included in the definition of Excluded Assets) reflected on the Balance Sheet of the Company dated as of November 30, 2005, and delivered to Buyer in accordance with Section 6(d).

(c) Trademark License. In further consideration of the payment of the Purchase Price, and the mutual covenants under this Agreement, Seller grants to Buyer and Company a non-exclusive, fully paid-up right and license to use the names “President”, “President Riverboat Casino” and other related trademarks and services marks of Seller (collectively, the “Seller’s Trademarks”) under the common law and under any trademark or service mark registrations in connection with (i) the exploitation of the Riverboat Casino Assets within a one hundred fifty (150) mile radius of the St. Louis, Missouri city limits and (ii) the advertisement of the Riverboat Casino nationwide (the “Trademark License”). During the term of the Trademark License, Seller shall not license the use of Seller’s Trademarks to any other Person. The Trademark License shall be effective for a period of two (2) years from the Closing Date. Upon expiration of the Trademark License, Buyer will cease all further use of Seller’s Trademarks and Buyer will have no further rights thereto. Any termination or expiration of the Trademark License shall not terminate or otherwise affect any other provision of this Agreement. As used herein, “Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

2. CONSIDERATION.

(a) Purchase Price. The aggregate consideration to be paid by Buyer to Seller for the Closing Shares shall be the payment of a cash amount equal to (A) Thirty-One

Million Five Hundred Thousand Dollars ($31,500,000) (the “Base Price”), less (B) the Deficiency (as defined in Section 2(d), if any, plus (C) the Surplus (as defined in Section 2(d))), if any (the “Purchase Price”); but subject to reduction to the extent provided in Section 9(d) below. The Purchase Price shall be payable as follows: (I) Buyer is paying a refundable $1,500,000 cash deposit (the “Deposit”) by wire transfer of immediately available funds to an escrow account (the “Escrow Account”) held in an interest bearing account for the benefit of Buyer, by U.S. Bank National Association as escrow agent under an Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”) within three (3) Business Days of the execution of this Agreement; and (II) on the Closing Date, (x) the Deposit (with interest accrued thereon, if any) shall be paid over to Seller from the Escrow Account, and (y) Buyer shall pay the Purchase Price, less the Deposit (plus interest accrued thereon, if any), by wire transfer of immediately available funds to such account or accounts as Seller shall direct. The Purchase Price shall be subject to adjustment by (A) the prorations set forth in Section 2(b), (B) the payment of any Cure Amounts (as defined below) by Buyer in accordance with Section 2(c), (C) any additional amount that becomes payable in accordance with Section 2(e), and (D) any amounts which shall be credited toward the Purchase Price or become payable to the Company, as the case may be, in accordance with Section 2(f). If Buyer increases the amount of the cash consideration offered for the Closing Shares or otherwise modifies the terms and conditions of its bid as set forth in this Agreement in order to outbid a proponent of a higher and better offer, then the Purchase Price shall automatically be increased by an equal amount and/or the terms and conditions hereof shall be automatically modified and, if Buyer is the successful bidder, Buyer and Seller shall execute a written instrument to memorialize such increased Purchase Price (and change in form of consideration, as applicable) and such modifications to the terms and conditions hereof. All interest and other earnings on the Deposit shall, whether or not the Closing occurs, be the property of Buyer. In the event of a termination of this Agreement as provided in Section 16 hereof (other than a termination pursuant to Section 16(c)) then the Deposit, with interest accrued thereon, if any, shall be immediately returned to Buyer and both parties shall execute and deliver mutual escrow instructions to Escrow Agent to that effect. If (1) the Bankruptcy Court enters the Procedures Order (as defined in Section 9 below), (2) all conditions set forth in Section 4 hereof have been satisfied (or on the Closing Date will be satisfied) or waived by Buyer, and (3) Seller terminates the Agreement pursuant to Section 16(c), then the Deposit (excluding interest accrued thereon, if any, which interest shall in any event be returned to Buyer) shall be forfeited to Seller, without prejudice to any legal remedy for additional money damages that Seller may have, if any, against Buyer as a result of such breach; provided, however, that Seller’s legal remedies hereunder shall be limited exclusively to money damages; provided, further, that in no event shall Seller have the right to specific performance or any other equitable remedy against Buyer in connection with this Agreement or the transactions contemplated hereby.

(b) Costs and Prorations.

(i) To the extent applicable, all transfer, recording or similar Taxes and fees and expenses incurred in connection with redocumentation of the Admiral and Admiral Barge One with the United States Coast Guard shall be borne by Seller, and Seller hereby undertakes to timely remit all such amounts to the applicable authority and to prepare and file all proper Tax Returns and reports with respect thereto.

(ii) All real and personal property Taxes and assessments, rents, water rates and charges, electric, gas and telephone charges and all other apportionable operating costs and charges and expenses with respect to the Riverboat Casino Assets will be apportioned and adjusted between Seller and Buyer as of the Closing, provided that if the Closing will occur before the Tax rate or assessment is fixed for the year in which the Closing takes place, the apportionment of such real and personal property Taxes will be made upon the basis of the Tax rate for the preceding year applied to the latest assessed valuation, but such apportionment will be readjusted as soon as the applicable rate and assessment is fixed. Seller and Buyer at Closing shall execute and deliver a closing statement reflecting their reasonable estimate of the prorations of expenses described above in a form reasonably satisfactory to each party. Any net proration due to Buyer will reduce the Purchase Price, and any net proration due to Seller will increase the Purchase Price. To the extent adjustments cannot be determined as of Closing, the parties shall make such post-Closing adjustments (by the reduction or increase of the Purchase Price and payment of such amount by which the Purchase Price is increased in cash to Seller or amount by which the Purchase Price is reduced in cash to Buyer, as applicable) as are appropriate and to resolve open items as soon as practicable after such charges have been finally ascertained.

(c) Cure Amounts. Seller shall be solely responsible for all cure amounts payable under Bankruptcy Code Section 365 to the extent necessary for the Company to assume the Assumed Executory Leases and Executory Contracts (“Cure Amounts”). Seller at its sole option shall either pay all such Cure Amounts in cash no later than Closing, or shall direct Buyer in writing to pay such Cure Amounts out of the Purchase Price (with a corresponding reduction thereof) otherwise required by this Agreement to be paid to Seller, in which case Buyer shall pay such Cure Amounts at Closing.

(d) Determination of Surplus or Deficiency, Post-Closing Purchase Price Adjustment.

(i) On or before the seventh (7th) Business Day preceding the Closing Date, Seller shall prepare and deliver to Buyer an interim balance sheet (the “Estimated Closing Balance Sheet”) of Seller as of the close of business on the final day of the calendar month immediately preceding the calendar month during which the Closing Date occurs (the “Test Month”), together with a statement of Seller’s Net Current Assets (as defined in Section 2(d)(vi) as of such date calculated in accordance with generally accepted accounting principles (“GAAP”) and the accounting practices of Seller applied on a consistent basis. The amount of Net Current Assets set forth in the Estimated Closing Balance Sheet shall be final and binding for purposes of determining the amount of any Surplus or Deficiency used in calculating the Purchase Price to be paid at Closing, unless Buyer delivers in good faith a written statement that Buyer objects to the calculation of Net Current Assets at least two (2) Business Days prior to the anticipated Closing Date (the “Objection Notice”) together with Buyer’s determination of the Net Current Assets as of the Test Month. Seller shall make available to Buyer and its representatives the books, records and workpapers used to prepare the Estimated Closing Balance Sheet. In the event of an Objection Notice, Seller and Buyer shall negotiate in good faith during the period preceding the Closing Date to resolve the dispute. If the dispute is not resolved by the specified Closing Date, (A) Buyer shall pay the Purchase Price at the Closing based upon the amount of any Deficiency or Surplus, as applicable, calculated with reference to the Net

Current Assets as determined by Buyer or Seller (whichever is lower), and (B) Buyer shall deposit into escrow pursuant to the Escrow Agreement, an amount (the “Adjustment Escrow Deposit”) equal to the difference between (i) the Purchase Price calculated with reference to the higher Net Current Assets amount, and (ii) the amount of the Purchase Price paid by Buyer at the Closing in accordance with clause (A) above. “Surplus” means the amount, if any, by which Net Current Assets as determined in accordance with this Section 2(d)(i) is a positive number and “Deficiency” means the amount, if any, by which Net Current Assets as determined in accordance with this Section 2(d)(i) is a negative number. “Business Day” means any day other than Saturday, Sunday and any day on which banking institutions in the State of Missouri are authorized by law to close.

(ii) As promptly as practicable after the Closing Date, but in no event later than sixty (60) days after the Closing Date (such date on which the Closing Balance Sheet is delivered, the “Closing Financial Statements Delivery Date”), Buyer will prepare and deliver to Seller a balance sheet of Seller as of the close of business on the day immediately preceding the Closing Date (the “Closing Balance Sheet”) and a calculation of Net Current Assets as of such date, each in accordance with GAAP and the accounting practices of Seller applied on a consistent basis. The Closing Balance Sheet and the calculation of the Net Current Assets shall be accompanied by a certificate of an officer of Buyer to the effect that the Closing Balance Sheet presents fairly, in accordance with GAAP and the accounting practices of Seller applied on a consistent basis, the financial condition of Seller as of the close of business on the day immediately preceding the Closing Date.

(iii) Seller and its financial advisors and/or accountants (the “Seller’s Advisors”) will be entitled to reasonable access during normal business hours to the relevant records, personnel and working papers of Buyer to aid in their review of the Closing Balance Sheet and the calculation of Net Current Assets therefrom. The Closing Balance Sheet and the calculation of Net Current Assets therefrom shall be deemed to be accepted by Seller and shall be conclusive for the purposes of the adjustment described in Section 2(d)(iv) and (v) except to the extent, if any, that Seller or Seller’s Advisors shall have delivered, within thirty (30) days after the Closing Financial Statements Delivery Date, a written notice to Buyer setting forth objections thereto, specifying in reasonable detail any such objection (it being understood that any amounts not disputed as provided herein shall be paid promptly). If a change proposed by Seller is disputed by Buyer, then Buyer and Seller shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which Seller gives Buyer notice of any such proposed change, any such proposed change still remains disputed, then Buyer and Seller hereby agree that a nationally recognized accounting firm reasonably and mutually acceptable to Buyer and Seller (the “Accounting Firm”) shall resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to make a determination with respect to the issues that are disputed by the parties, based on presentations by Seller and Buyer, and by independent review of the Accounting Firm if deemed necessary in the sole discretion of the Accounting Firm, which determination shall be limited to only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section 2(d)(iii). The fees and expenses of the Accounting Firm, if any, shall be shared equally by Buyer and Seller. The date on which the Net Current Assets is finally determined pursuant to this Section 2(d)(iii) is referred to hereinafter as the “Determination Date.”

(iv) If the amount of Net Current Assets used to calculate the Purchase Price paid at Closing pursuant to Section 2(d)(i)(A) above is greater than the amount of Net Current Assets as determined pursuant to Section 2(d)(iii) above, Seller shall pay to Buyer, as an adjustment to the Purchase Price, an amount equal to such difference, and the Adjustment Escrow Deposit shall be immediately returned to Buyer. Any payments required to be made by Seller pursuant to this Section 2(d)(iv) shall be made within ten (10) days of the Determination Date by wire transfer of immediately available funds to an account designated by Buyer.

(v) If the amount of Net Current Assets used to calculate the Purchase Price paid at Closing pursuant to Section 2(d)(i)(A) above is less than the amount of Net Current Assets as determined pursuant to Section 2(d)(iii) above, Buyer shall pay to Seller, as an adjustment to the Purchase Price, an amount equal to such difference. Any payments required to be made by Buyer pursuant to this Section 2(d)(v) shall be made within ten (10) days of the Determination Date first, by payment to Seller out of the Adjustment Escrow Deposit made pursuant to Section 2(d)(i)(B) and then, to the extent of any additional payment required to be made by Buyer, by wire transfer of immediately available funds to an account designated by Seller. Any balance of the Adjustment Escrow Deposit after payment of amounts required to be paid to Seller under this subsection shall be immediately returned to Buyer.

(vi) For purposes of this Section 2(d), “Net Current Assets” means an amount equal to:

(A) the sum of the respective book values of (1) Included Cash, (2) Inventory, (3) Prepaid Expenses, (4) Security Deposits, (5) Receivables (less any reserve for collectibility established in accordance with Seller’s past practice), and (6) the New Slots Reimbursement (as defined below), less

(B) the sum of the respective book values of (1) Accounts Payable and (2) Accrued Expenses and Deferred Obligations, as defined in Section 3(a)(iii);

in each case as the book values of such assets and liabilities are determined in accordance with GAAP, except that the New Slots Reimbursement shall be calculated as set forth in this subsection (vi). The term “New Slots Reimbursement” means an amount that is equal to the sum of the Depreciated Values, as of Closing, of all new slot machines installed on the Riverboat Casino between the date this Agreement is executed and the Closing Date with the prior written consent of Buyer, which shall not be unreasonably withheld. The term “Depreciated Value” means, with respect to each such new slot machine, an amount determined by multiplying:

(i) Company’s direct acquisition cost (including freight and out-of-pocket costs for third party installation, to the extent third party installation is consistent with Company’s past practice) of such new slot machine, times

(ii) a percentage, not less than fifty percent (50%), equal to (a) ninety percent (90%) less (b) the product often percent (10%) times the number of months during which such slot machine has been in service as of Closing (disregarding fractional months).

In no event, however, shall the amount of the New Slots Reimbursement exceed Two Million Dollars ($2,000,000). Prior to committing to the purchase or lease of new slot machines, the Company shall notify Buyer of the number and models of machines, the name of the vendor/lessor, and the estimated cost of third party installation, if any. Buyer shall have ten (10) days within which to notify Company of its approval, or of any objection to such purchase, which objection must specify the basis for the objection. If Buyer fails to deliver timely written notice of objection, Buyer shall be deemed to have approved Company’s proposed purchase or lease.

(e) Purchase Price of Additional Real Estate. If the Company acquires the Additional Real Estate prior to Closing, then Buyer shall pay to Seller additional Purchase Price in an amount equal to the lesser of (I) Five Million Dollars or (II) sum of the Company’s and/or Seller’s reasonable out-of-pocket costs to acquire the same (including but not limited to closing costs, commissions and other expenses allocated to Company or Seller, and excluding any attorneys fees of Company and/or Seller associated with the acquisition or with participation in condemnation proceedings, if applicable); provided, however, that in no event shall the Buyer or the Company post-Closing, be responsible for any interest expense incurred by Seller and/or Company with respect to indebtedness incurred for the acquisition of such Additional Real Estate.

(f) Delay In Obtaining Confirmation Order. Seller believes that, within 120 days after the Sale Order becomes a Final Order (as defined in Section 4(a) below), Seller will be able to obtain the Confirmation Order. The terms “Sale Order” and “Confirmation Order” are defined in Sections 9(b) and 9(c), respectively. If, at the end of such 120 day period:

(i) the conditions in Sections 4(a) or 4(b) have not been fulfilled, and

(ii) the conditions in Sections 5(b), 5(d), 5(e), 5(f) and 5(g) have been fulfilled or duly waived by Seller, and

(iii) the conditions contained in Sections 4(i), 4(j), 4(m)(i) and 4(o) have been fulfilled or duly waived by Buyer,

then the Base Purchase Price shall be subject to reduction on a daily basis as set forth in this Section 2(f). If the conditions referenced in the above clauses (ii) and (iii) (the “Outstanding Conditions”) have not been fulfilled or duly waived by the end of such 120 day period, but thereafter are fulfilled or waived prior to the Seller obtaining the Confirmation Order, then the Base Purchase Price shall be subject to reduction on a daily basis effective on the date that the last of the Outstanding Conditions has been fulfilled or duly waived. The reduction in the Base Purchase Price shall be an amount equal to the product of Five Hundred Thousand Dollars ($500,000) times the number of whole months elapsed from the first day after such 120 day period (or after fulfillment or waiver of all Outstanding Conditions, if applicable), to the Closing Date, with any partial month to be pro-rated based on the actual number of days elapsed. Notwithstanding the foregoing, no reduction shall be made to the Base Purchase Price under this Section 2(f) if the Confirmation Order is obtained on or before September 30, 2006, or on or before the 120th day after the Sale Order becomes a Final Order, whichever is later.

3. COMPANY LIABILITIES.

(a) Buyer acknowledges that on and following the Closing, the Riverboat Casino Assets will be subject to the following Liabilities (the “Company Liabilities”), which obligations shall remain the obligations of the Company:

(i) subject to Seller’s obligations under Section 2(c), all of the Company’s respective obligations under the Assumed Executory Leases and Executory Contracts (but not including obligations arising out of a Default thereunder prior to the Closing), to the extent such obligations accrue from and after the Closing Date (the term “Default”, as used herein, meaning (A) a breach, default or violation, (B) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (C) with respect to any Contract (as defined in Section 6(h)), the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties);

(ii) all of the Company’s respective obligations with respect to accounts payable arising on or after June 20, 2002, the Case petition date, and existing on the Closing Date, excluding the Administrative Claims (as defined in Section 9(c)(viii)) for professional fees (the “Accounts Payable”); and

(iii) (A) the accrued Liability of the Company as of Closing to pay the ultimate winnings owed to individuals playing the Company’s progressive slot machines and games primary progressive reserve, games reserve for top awards, slots reserve for top awards (it being agreed that the progressive slot Liability shall be determined by a meter reading by Buyer and Seller at Closing); (B) poker progressive reserve of the Company; (C) gift shop certificate Liability of the Company; (D) the Company’s lost and found money; (E) the Company’s customer safekeeping deposits; (F) players club accrual (or other outstanding complementaries) of the Company; (G) outstanding chips/tokens of the Company; (H) the Company’s accruals for unpaid wages, salary, holiday, vacation, personal day, sick day, severance and other employee benefits, all as determined in accordance with good and customary gaming practice; (I) all obligations of the Company for cash compensation for the period since February 28, 2006 under a Management Incentive Program in the amount identified on Schedule 6(f) hereto (provided that amounts contingent on future performance of the Company shall be estimated based on Company’s year to date performance, and prorated on a per diem basis between Seller and Buyer as of Closing), and (J) all obligations of the Company with respect to other accrued expenses existing on the Closing Date (collectively, “Accrued Expenses and Deferred Obligations”);

(b) Following the Closing, neither Buyer nor the Company will assume or otherwise have any responsibility with respect to any other Liability of Seller or the

Company not expressly included within the definition of Company Liabilities, including the Excluded Liabilities (as defined in Section 9(c)(viii)) and Buyer acknowledges that it shall have no monetary recourse against Seller with respect to any such other Liability.

4. BUYER’S CONDITIONS. Buyer’s obligation to purchase the Closing Shares is expressly conditioned (unless waived by Buyer in writing) upon satisfaction of each of the following conditions:

(a) The entry by the Bankruptcy Court of the Procedures Order, the Sale Order and the Confirmation Order, as respectively defined in Section 9 below, each of which shall have become a Final Order. The Sale Order shall, among other things, authorize the sale of the Closing Shares to Buyer free and clear of all Encumbrances, and contain all of the provisions described in Section 9(c) hereof. “Final Order” means an order or judgment of the Bankruptcy Court, or the Commission for purposes of Section 4(i), which has not been reversed, stayed, modified or amended, that is in full force and effect, and as to which (I) the time to appeal or application for review by a higher court has expired without any appeal or application for review having been filed, or (II) any appeal or application for review by a higher court that has been or may be taken has resulted in entry of an order affirming the decision of the Bankruptcy Court or the Commission for purposes of Section 4(i), with all additional review periods from that affirmance having expired without any appeal or other application for review thereof having been filed;

(b) The entry of such further orders as required to implement this Agreement, including a Final Order under Section 365 or 1123(b)(2) of the Bankruptcy Code authorizing assumption by Seller and/or the Company of Assumed Executory Leases and Executory Contracts, with specific findings that upon payment by Seller and/or the Company of the Cure Amounts, all Defaults required to be cured in order for the Company to assume the Assumed Executory Leases and Executory Contracts have been cured and that the Company has provided adequate assurance of future performance necessary to satisfy the requirements of Section 365 of the Bankruptcy Code;

(c) Receipt by Buyer on the Closing Date on board the Riverboat Casino of the Riverboat Casino’s drawings and specifications and other technical information in Seller’s or the Company’s possession;

(d) The maintenance and delivery to Buyer of the original Certificates of Documentation of the Admiral and Admiral Barge One, as applicable, issued by the United States Coast Guard, National Riverboat Casino Documentation Center;

(e) The receipt on the Closing Date by Buyer of the original stock certificates evidencing the Closing Shares, free and clear of any Encumbrances, but subject to applicable state and federal securities laws, together with stock power or powers executed by Seller, conveying to Buyer all of Seller’s right, title and interest in and to the Closing Shares;

(f) Seller’s representations and warranties set forth in Section 6 below, taken as a whole, shall be true and correct in all material respects on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this

Agreement), which shall be certified by an officer of Seller as of Closing, provided that for purposes of determining whether such representations and warranties are true and correct in all material respects, all “materiality” and/or “knowledge” qualifications contained in such representations and warranties set forth in Section 6 shall be disregarded;

(g) Seller’s representations and warranties set forth in Section 6(p) below shall be true and correct in all respects on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement), which shall be certified by an officer of Seller as of Closing;

(h) Seller and the Company shall each have performed and complied in all material respects with all obligations and covenants required to be performed and observed by them under this Agreement prior to or as of the Closing, which shall be certified by an officer of Seller as of Closing;

(i) The Missouri Gaming Commission, or such other commission or governmental authority having appropriate jurisdiction (the “Commission”) shall have issued all licenses, permits, approvals, consents, authorizations and orders (which shall be Final Orders) as are required in order for Buyer to acquire the Closing Shares and for the Company to lawfully operate the Riverboat Casino following the Closing under the laws and regulations of the State of Missouri, including the gaming license and liquor license described in Schedule 6(i), (the “MGC Approval”), and the Company shall have indefeasibly paid in full or settled all outstanding amounts owed to the Commission as set forth on Schedule 6(l) hereof;

(j) All other necessary filings shall have been completed, waiting periods observed and governmental approvals obtained as determined to the reasonable satisfaction of Buyer, including Hart Scott-Rodino Anti-Trust Improvement Act of 1976 (the “HSR Act”), if applicable;

(k) There shall not have occurred any material adverse change in the business, operations, prospects or condition (financial or otherwise) of the Company and the Riverboat Casino Assets, taken as a whole, other than any change, event, occurrence, effect or state of facts relating to (I) any new casino development or similar project in the St. Louis metropolitan area, or (II) any condemnation proceeding involving, or other loss of use of, the Cherrick Lot (a “Material Adverse Change”);

(l) The Sale Order shall contain a finding that notice of the Sale Motion was proper and the Confirmation Order shall contain a finding that notice of the Confirmation Order was proper;

(m) Buyer shall have:

(i) performed at Buyer’s expense, a Phase I environmental assessment of the Riverboat Casino and all real property owned by the Company or otherwise used in the operation of the Riverboat Casino Assets (the “Environmental Assessment”), and the Environmental Assessment shall not have disclosed any fact, condition or circumstance which, in Buyer’s reasonable judgment (and without any requirement to conduct any additional environmental testing or analysis), could reasonably be expected to lead to remedial investigation or remediation costs or other Liabilities in the aggregate amount of $100,000 or more (a “Material Environmental Liability”); provide however, that this condition 4(m)(i) shall lapse and shall be deemed to have been satisfied in all respects on the date that is thirty (30) days after the date of this Agreement, or if sooner, the day immediately preceding the hearing on the Procedures Order referred to in Section 9(a) below (the “Environmental Due Diligence Period”); provide, further, that during the Environmental Due Diligence Period, Buyer and Seller shall discuss possible solutions to any Material Environmental Liability which may arise, including environmental insurance, a reduction of the Purchase Price or other solution, any of which would require the mutual written agreement of Buyer and Seller (in the sole and absolute discretion of each); and

(ii) received from Seller a written report of the 2006 physical survey of the Riverboat Casino to be conducted by ABS Consulting (the “ABS Report”), which report shall state that the annual survey of the Riverboat Casino required by the Missouri Gaming Commission for 2006 has been completed, that the structure, watertight integrity and stability thereof are in compliance with the Company’s original stability letter dated November 10, 1994, and that the Riverboat Casino’s major components are fit to continue their intended purpose as a permanently moored casino platform and casino entry platform, respectively, in the State of Missouri;

(n) Seller shall have delivered a certificate of its secretary dated the Closing Date and certifying (I) that attached thereto is a true and complete copy of the certificate or articles of incorporation and by-laws of Seller and the Company as in effect on the date of such certification and (II) as to the incumbency and specimen signature of each officer of Seller and the Company executing this Agreement or any other document delivered in connection herewith (such certificate to contain a certification by another officer of Seller as to the incumbency and signature of the officer signing the certificate referred to in this clause (n));

(o) Buyer shall have received, at Seller’s expense, the commitment of a title insurance company reasonably acceptable to Buyer (“Title Company”) as of the Closing Date to issue, with respect to the City Lease and (if owned) the Cherrick Lot:

(i) an ALTA extended coverage leasehold title insurance policy in the amount of $30,000,000 insuring leasehold title to the City Lease in the Company and, if applicable, an ALTA extended coverage title insurance policy in the amount of $5,000,000 (or such lesser amount representing the cost to acquire tile to the Cherrick Lot) insuring fee title to the Cherrick Lot in the Company, and (A) including an endorsement insuring Buyer against loss or damage sustained by reason of the Title Company denying liability under the new title policy by reason of knowledge imputed to the Company or Seller through its officers and directors and other fiduciaries of company (the “Non-Imputation Coverage”), (B) dated as of the Closing Date, and (C) subject only to Permitted Exceptions (as defined below), or

(ii) an endorsement to any existing owner’s coverage title insurance policies insuring the Company and delivered to buyer which shall include (A) if available, Non-Imputation Coverage, (B) updating the date of the existing title policy to the Closing Date, and (C) insuring over any matter which is not a Permitted Exception.

For the purposes of this Agreement, “Permitted Exceptions” means (1) liens for real property Taxes and assessments for the current year, not yet delinquent, (2) liens or encumbrances arising out of any activity of Buyer with respect to the City Lease, (3) except as described on Schedule 4(o), those matters listed on Schedule B of the title report or the existing title policy, as applicable, a copy of which has been provided to Buyer prior to the date hereof, and (4) those matters listed on Schedule B of any new title report or title policy, as applicable, which are approved by Buyer at least ten (10) days prior to Closing.

(p) Seller shall have delivered to Buyer with respect to the City Lease, a Lease and Sublease Estoppel Certificate and Consent Agreement, in substantially the form attached hereto as Exhibit B (with such changes thereto as Buyer shall approve, such approval not to be unreasonably withheld or delayed), duly executed by each of the parties thereto;

(q) Seller shall have delivered to Buyer with respect to the Parking Leases, an estoppel certificate, in substantially the form attached hereto as Exhibit C (with such changes thereto as Buyer shall approve, such approval not to be unreasonably withheld or delayed), executed by each counterparty other than the Company under any written Real Property Lease;

(r) The Main Office and the other Excluded Assets shall have been effectively assigned and transferred, in such form and with such timing as Buyer shall reasonably approve (including Buyer’s satisfaction that the resulting Taxes either will not be the responsibility of Company post-Closing or will be fully accrued as a current liability in the calculation of Net Current Assets), without representation or warranty of the Company of any kind, to an entity other than the Company and the Company shall no longer have any interest or Liability therein;

(s) A trademark assignment, in form and substance reasonably satisfactory to Buyer and in a form recordable with the United States Patent and Trademark Office, pursuant to which Seller shall have effectively assigned and transferred to the Company each of the trademarks listed on Schedule 6(g), each of which shall be deemed to be included in the Riverboat Casino Assets;

(t) Receipt by Buyer on or prior to the Closing Date of the duly executed resignations by the officers and directors from all of their respective positions with the Company and such other evidence as Buyer may request of termination of employment of such officers and directors by the Company, in each case, concurrently with the Closing; and

(u) The Company shall have a current license from the Commission to operate the Riverboat Casino which does not contain any newly imposed conditions, restrictions or limitations that are not reasonably acceptable to Buyer and that are not remedied by Seller prior to Closing.

5. SELLER’S CONDITIONS. Seller’s obligation to sell the Closing Shares to Buyer is expressly conditioned (unless waived by Seller in writing) upon satisfaction of each of the following conditions:

(a) The (I) payment of the Purchase Price (less the Deposit (with interest accrued thereon, if any)) by wire transfer from Buyer and (II) the receipt of the Deposit (with interest accrued thereon, if any) from the Escrow Agent;

(b) The receipt of copies (certified by the secretary of Buyer) of the resolutions of Buyer’s board or other documentation authorizing the execution, delivery and performance of this Agreement and the transactions and documents contemplated herein;

(c) The entry by the Bankruptcy Court of the Procedures Order, the Sale Order and the Confirmation Order;

(d) Buyer’s representations and warranties in Section 7 below, taken as a whole, shall be true and correct in all material respects on the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement), which shall be certified by an officer of Buyer as of Closing, provided that for purposes of determining whether such representations and warranties are true and correct in all material respects, all “materiality” and “in all material respects” qualifications contained in such representations and warranties set forth in Section 7 shall be disregarded;

(e) Buyer shall have performed and complied in all material respects with all obligations and covenants required to be performed and observed by Buyer under this Agreement prior to or as of the Closing, which shall be certified by an officer of Buyer as of closing;

(f) The MGC Approval shall have been obtained; and

(g) All necessary filings shall have been completed, waiting periods observed and governmental approvals obtained for the sale of the Closing Shares as determined to the reasonable satisfaction of Seller, including the HSR Act.

6. SELLER’S REPRESENTATIONS. Seller hereby represents and warrants to Buyer that the following statements contained in this Section 6 are correct and complete as of the date of this Agreement:

(a) Seller has and on the Closing Date will have (in each case, subject to liens and claims to be discharged upon the issuance of the Sale Order) good and lawful title to and possession of the Closing Shares, free and clear of all Encumbrances. The Company has and on the Closing Date will have (in each case, subject to liens and claims to be discharged upon the issuance of the Confirmation Order) good and lawful title to and possession of the Riverboat Casino Assets, free and clear of all claims and interests of creditors of the Company (to the maximum extent permitted under Section 1141(C) of the Bankruptcy Code), other than the Company Liabilities.

(b) Provided the Sale Order and the Confirmation Order are issued by the Bankruptcy Court and subject to the other terms and conditions of this Agreement, the Riverboat Casino and the other Riverboat Casino Assets shall be owned by the Company following the Closing Date free and clear of all claims and interests of creditors of the Company other than the Company Liabilities. Provided the Sale Order and the Confirmation Order are issued by the Bankruptcy Court, the Closing Shares shall be owned by Buyer following the Closing Date free and clear of all Encumbrances. All of the tangible personal property of the Company that is necessary for the operation of the Riverboat Casino in the same manner as presently operated by the Company is physically located at the Riverboat Casino or at the properties covered by the Assumed Executory Leases and Executory Contracts. Except as set forth in Schedule 6(b), all tangible personal property included in the Riverboat Casino Assets are suitable for the purposes for which they are used, in good working condition, reasonable wear and tear excepted, and are free from any known defects. The Hull Certification attached to Schedule 6(b) hereto is true and correct and is in full force and effect.

(c) Seller and the Company are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were incorporated and are qualified to do business as foreign corporations in each jurisdiction where they are required to be qualified to avoid Liability or disadvantage. Seller and Company have all requisite corporate power and authority necessary to execute and deliver this Agreement, sell the Closing Shares (in the case of Seller) and otherwise perform their respective obligations under this Agreement and any documents related hereto, subject only to the issuance of the Sale Order by the Bankruptcy Court. Subject to the issuance of the Sale Order and the Confirmation Order, this Agreement and any related document executed and delivered by Seller and/or the Company (as applicable) has been, or will be, duly executed and delivered by Seller and/or the Company (as applicable) and constitutes, or, when executed will constitute, a valid and binding obligation of Seller and/or Company, enforceable against Seller and/or Company in accordance with its terms, subject only to the issuance of the Sale Order by the Bankruptcy Court.

(d) Attached to this Agreement as Schedule 6(d) are the audited balance sheets of the Company as of February 28, 2002 and 2003, February 29, 2004 and February 28, 2005, the related unaudited statements of operations and cash flows for the years then ended (the “Annual Financial Statements”), and the unaudited balance sheet of the Company as of January 31, 2006 (the “Balance Sheet”) and the related statement of operations for the eight months then ended (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”). The date of the Balance Sheet is referred to herein as the “Balance Sheet Date.” The Financial Statements are, and the Post-Signing Financial Statements (as defined in Section 8(v)) will be true, correct and complete and fairly present in all material respects the financial position of the Company as of the dates shown and the results of the Company’s operations for the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, except that the Financial Statements lack full footnote disclosures and the Interim Financial Statements are subject to year end adjustment consistent with prior periods.

(e) Schedule 6(e) attached to this Agreement sets forth a list of all real property used by the Company in connection with its ownership and operation of the Riverboat Casino. Except for the Cherrick Lot and the Real Property Leases identified on Schedule 6(e), for easement rights which are shown on the title policy as appurtenant to the City Lease and for public rights of way, the lawful operation or occupancy of the Riverboat Casino does not require use of any other real property, for parking, access, support or any other purpose, and no other real property is now being used in conjunction with the operation or occupancy of the Riverboat Casino. Except for the Cherrick Lot and the Real Property Leases identified on Schedule 6(e), the Company does not own, lease, license, hold or use any other land, buildings or other interest, including any option, in real property. A true and complete copy of each written Real Property Lease identified on Schedule 6(e) has been delivered to Buyer, including all amendments or modifications thereto and any other agreements related thereto such as options, rights of first offer or rights of first refusal to purchase the leased premises or any portion thereof. Each oral Real Property Lease has been described in reasonable detail on Schedule 6(e). Each of the Real Property Leases, and the leases described in Schedule 6(e), is in full force and effect and no claim of Default by either tenant or landlord thereunder has been made. The description of the leased premises in each Real Property Lease describes the real property being used thereunder fully and adequately. The Company has not received written notice of any condemnation proceedings by any public authority relating to any of the real property leased by the Company, except for any condemnation proceeding involving the parking lot known as Cherrick Lot (a “Cherrick Proceeding”), and, to Seller’s Knowledge, none are pending. The Riverboat Casino has adequate water supply, sanitary facilities, telephone, gas, electricity and fire protection services and other public utilities sufficient to operate the Riverboat Casino as it is presently operated. Except as set forth on Schedule 6(e), the Company has the exclusive right to occupy the real property leased pursuant to the Real Property Leases identified on Schedule 6(e) and the Company has not granted any leases, subleases, licenses, concessions, options, or other agreements, written or oral, to any third party granting the right to use or occupy said real property.

(f) Except as described on Schedule 6(f), and except with respect to the Excluded Assets, the business of the Riverboat Casino has been conducted in the ordinary course since the Balance Sheet Date, all accounts payable have been paid in the ordinary course since the Balance Sheet Date, and there has not been with respect to the Company any of the items specified below since the Balance Sheet Date:

(i) any increase in the compensation payable or to become payable to any director, officer, employee or agent of the Company, except for increases for non-officer employees made in the ordinary course of business or as otherwise consented to in writing by Buyer, nor any other change in any employment or consulting arrangement, nor any incentive payments earned by any director, officer, employee or agent of the Company;

(ii) any sale, assignment or transfer of any Riverboat Casino Assets, or any additions to or transactions involving any Riverboat Casino Assets, other than those made in the ordinary course of business or as otherwise consented to in writing by Buyer;

(iii) other than in the ordinary course of business or pursuant to the Company Plan of Reorganization, any waiver or release of any claim or right or cancellation of any debt held (other than Excluded Liabilities);

(iv) any damage, destruction or loss, whether or not covered by insurance, (A) materially and adversely affecting the Riverboat Casino Assets or the operations, assets, properties or prospects of the Riverboat Casino Assets or (B) of any item or items carried on its books of account individually or in the aggregate at more than $100,000, or any material repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to operate the Riverboat Casino Assets; and

(v) receipt of notice or actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or would reasonably be expected to materially and adversely affect the Riverboat Casino Assets or the transactions contemplated by this Agreement or any other document delivered in connection herewith.

(g) Schedule 6(g) attached to this Agreement contains a complete and accurate list and summary description of all registered Intellectual Property owned by the Company or its affiliates. All copyrights, trademarks and service marks that have been registered are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or Actions falling due within ninety (90) days after the Closing Date. No such copyright, trademark or service mark has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller’s Knowledge, none of the registered intellectual property of the Company infringes, or has been alleged to infringe, any copyright, trademark, service mark or other proprietary right of any other Person.

(h) Schedule 6(h) sets forth a list or description of all written or oral contracts, agreements, leases, instruments, or other documents or commitments, arrangements, undertakings, practices or authorizations material to the business of the Company, and that is binding upon the Company or its property under any Applicable Law (“Contracts”), including Contracts of the type described below:

(i) employment agreements; collective bargaining agreements, multiemployer plan adoption agreements and other agreements affecting any union employee of the Company; and deferred compensation agreements, relocation agreements and other agreements affecting any nonunion employee of the Company;

(ii) leases of any tangible personal property, including gaming equipment, food service machinery and equipment, and office, printing or computer equipment;

(iii) license agreements (other than the Gaming Licenses), whether as licensor or licensee (excluding licenses from third parties implied by the sale of a product and paid up licenses for commonly available shrink wrap software applications);

(iv) joint venture agreements, affiliation and endorsement agreements, advertising agreements with minimum purchase provisions or other undertakings which have not yet been satisfied by the Company, and public relations Contracts;

(v) Contracts by which any material product or service offered by the Company or any material operating function of the Company (including gaming, food service, personnel and security) have been outsourced to a third party;

(vi) any guarantee or other pledging of the Company’s credit or financial resources for the obligations of officers, directors, employees or affiliates of the Company or any other Person (except endorsements in the ordinary course of business);

(vii) any Contract that has been entered into outside of the ordinary course of the Company’s business;

(viii) any other Contract which is material to the Company or to the operation of the Riverboat Casino; and

(ix) any Contract to pay brokerage commissions or parking operation or facilities fees with respect to the Real Property Leases.

Seller has delivered or made available to Buyer true and complete copies of each Contract or has provided a summary of the material terms thereof, all of which are in force and effect and may be assumed by the Company subject to this Agreement or Buyer’s consent, as applicable, provided the Sale Order and Confirmation Order is obtained. Except as provided in Schedule 6(h), there are no other material agreements material to the business of the Company, that are binding upon the Company or its property under any Applicable Law.

(i) Schedule 6(i) attached to this Agreement sets forth a list of all Gaming Licenses of the Company. Other than Gaming Licenses listed on Schedule 6(i), no other Gaming License or other governmental permit, license, registration, certificate of occupancy, approval and other governmental authorization is required for the complete operation of the Riverboat Casino Assets as currently operated. All Gaming Licenses listed on Schedule 6(i) are in full force and effect, and neither the Company nor Seller (as applicable) is in Default thereunder. Complete and correct copies of all of the Gaming Licenses have heretofore been delivered or made available to Buyer by Seller.

(j) Except as set forth in Schedule 6(j) and other than the Case, there is not pending or, to Seller’s Knowledge, threatened any suit, Action, arbitration or legal, administrative or other proceeding by or against or affecting Seller, the Company or any of the Riverboat Casino Assets, other than any Cherrick Proceeding and, to Seller’s Knowledge, no basis exists therefor, and there are no suits, Actions or proceedings pending in which the Company is the plaintiff or claimant with respect to the Riverboat Casino Assets. Except as set forth in Schedule 6(j) or as contemplated by this Agreement, the Procedures Order, the Confirmation Order and the Company Plan of Reorganization, neither Seller, the Company nor any of the Riverboat Casino Assets is subject to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality or any award in any arbitration proceeding (“Court Orders”). Neither Seller nor the Company is in Default with respect to any Court Orders. There is no Action, suit or proceeding pending or, to Seller’s Knowledge, threatened which questions the legality or propriety of the transactions contemplated hereby.

(k) Schedule 6(k) lists the names, addresses, dates of hire, positions and current annual compensation rates of all of the Company’s employees and officers as of the date indicated therein. The Company has paid in full to all employees and officers, as and when such amounts have become due, or made appropriate accruals therefor on its books of account, all salary, wages, commissions, bonuses and other direct compensation for all services performed by them. The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and the Company has paid the same when due to the proper authorities. Except as disclosed in Schedule 6(k), there are no controversies, grievances or claims pending with the Company by any of the Company’s employees, former employees or beneficiaries of employees of the Company with respect to their employment or benefits incident thereto, including sexual harassment and discrimination claims and claims arising under workers’ compensation laws which have not been resolved and, to Seller’s Knowledge, no basis exists therefor. Except as listed in Schedule 6(k), there is no union representation of the Company’s employees, and, to Seller’s Knowledge, there has been no attempt by a labor organization to organize the Company’s employees into a collective bargaining unit.

(l) Except as described in Schedule 6(l), there has been no material Default by the Company under any statute, law, ordinance, regulation, order or rule of any federal, state, local or foreign government or any court or tribunal of competent jurisdiction, administrative agency, department, commission, instrumentality, body or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Authority”) that have not previously been cured or for which all consequences of noncompliance (including without limitation full payment of fines, penalties and other amounts) have already occurred, and neither Seller nor the Company has received any notices from any Governmental Authority regarding any alleged material Defaults that are currently applicable to Seller, the Company or any Riverboat Casino Assets under any Applicable Laws.

(m) Except as set forth in Schedule 6(m), the Company is not a party to, nor has the Company established, any pension, profit-sharing, cafeteria, medical reimbursement, 401(k), retirement, deferred compensation, stock option, incentive, vacation, hospitalization, medical, disability or life insurance, severance, termination, bonus or other employee benefit plan, contract, arrangement or understanding of the Company or any Person required to be aggregated with, or treated as the same employer as the Company under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Internal Revenue Code of 1986, as amended (“Code”) (collectively hereinafter referred to as an “ERISA Affiliate”), whether or not covered by ERISA or qualified within the meaning of Section 401(A) of the Code, and whether single-employer or multi- employer, which is presently in force or which has been terminated within the six (6) calendar year period prior to this year. The employee benefit and welfare plans set forth in Schedule 6(m) do not qualify for the special provisions for multi-employer plans set forth in 29 U.S.C. Section 1384 and this Agreement does not invoke a complete or partial withdrawal as contemplated by 29 U.S.C. Section 1384, or the attenuating penalties and liabilities to Buyer as set forth therein.

(n) Except as described in Schedule 6(n), neither the execution and delivery by Seller and/or Company of this Agreement, nor the performance of the transactions performed or to be performed by Seller and/or the Company hereunder, (I) require any filing, consent, notice, registration, renegotiation or approval of any third party (including any Governmental Authority) or any customer, supplier, landlord, licensor or union or (II) violate in any material respect or constitute a Default in any material respect, or cause any payment obligation or Encumbrance to arise under (A) any laws of any Governmental Authority, including all federal, state and local statutes, regulations, ordinances, orders, decrees or any other laws, common law theories or reported decisions of any court thereof (“Applicable Law”) or Court Order to which Seller or the Company is subject (other than any approvals or orders of the Bankruptcy Court or any consent required under the HSR Act), (B) the certificate or articles of incorporation or bylaws of Seller or the Company, or (C) any Contract, Gaming License or other document to which Seller or the Company is a party or by which the Riverboat Casino Assets may be bound.

(o) The Company has authorized 1,000 shares of Company Common Stock of which 1,000 shares are issued and outstanding (the “Closing Shares”), all of which are owned of record by Seller. Other than the Closing Shares, there are no other equity securities, options, warrants, convertible securities, Contracts or rights of any kind to purchase or otherwise acquire any equity securities of the Company. No shares of the capital stock of the Company are held as treasury stock. All of the Closing Shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any Contract binding upon the Company or any holder thereof, and were issued in compliance with the certificate or articles of incorporation and bylaws of the Company and all applicable federal, state and foreign securities laws, rules and regulations. There are no Contracts to which Seller or the Company is a party among any Persons which (i) affect or relate to the voting or giving of written consents with respect to any security, or (ii) restrict the transfer of the Closing Shares.

(p) Taxes.

(i) The Company has filed (or there has been filed on its behalf) all Tax Returns that were required to be filed with respect to the Company (including Tax Returns of any consolidated, affiliated, combined, unitary or similar group of which the Company is or was a member to the extent the Company would be liable for any Taxes imposed on the Company or any other such member under Treasury Regulation §1.1502-6 or corresponding provisions of state, local or foreign law or as a transferee or successor, by contract or otherwise) under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company, or of any consolidated, affiliated, combined, unitary or similar group of which the Company is or was a member (whether or not shown on any Tax Return) to the extent the Company would be liable for any Taxes imposed on the Company or any other such member under Treasury Regulation § 1.1502-6 or corresponding provisions of state, local or foreign law or as a transferee or successor, by contract or otherwise, have been paid. Except as described in Schedule 6(p), the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. As used herein, “Taxes” means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment). As used herein, “Tax Return” means any return (including any information Tax Return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

(ii) The Company was properly includible in Seller’s consolidated federal income Tax Returns for all open Tax periods prior to and including the Closing Date.

(iii) Neither Seller nor the Company has undergone a Code § 382 change in ownership; provided, however, in the event that any portion of the consolidated net operating loss carryforward allocable to the Company under Treasury Regulations § 1.1502-21(B) is determined to be subject to a consolidated or subgroup 382 limitation, Seller shall elect in accordance with Treasury Regulations § 1.1502-95(C) to apportion to the Company a portion of the consolidated § 382 limitation (value element, adjustment element and net unrealized build-in gains) sufficient to permit the Company to absorb the apportioned consolidated net operating loss carryforward that is otherwise available to the Company and its new consolidated group; and provided, further, that Seller makes no representation as to the effects of the transactions contemplated by this Agreement.

(iv) No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(v) Except as described in Schedule 6(p), no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company (including with respect to any consolidated, affiliated, combined, unitary or similar group of which the Company is or was a member to the extent the Company would be liable for any Taxes imposed on the Company or any other such member under Treasury Regulation §1.1502-6 or corresponding provisions of state, local or foreign law or as a transferee or successor, by contract or otherwise). Seller shall remit any refund of Taxes received by Seller to the extent such refund is attributable to the Company or its business (including any refund that may result from Tax proceedings as described in Schedule 6(p)), but excluding any Tax refunds described in Section 9(c)(vii)(11). Except as described in Schedule 6(p), neither Seller, to the extent attributable to the Company, nor the Company has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(vi) Neither Seller, to the extent applicable to the Company, the Company nor any of their respective subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vii) Neither Seller nor the Company are foreign persons and Seller and the Company are “United States Persons” as defined in Code Section 7701(a)(3).

(viii) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C) installment sale or open transaction disposition made on or prior to the Closing Date; or

(D) prepaid amount received on or prior to the Closing Date.

(ix) Seller will not treat the stock of the Company as worthless under Code § 165.

(x) Seller will not elect, on behalf of the Company, to reduce the basis of the depreciable property of the Company under Code § 108(b)(5).

(q) The Company does not have any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown (“Liability”) except for (I) Liabilities which are adequately reflected and reserved against in the Balance Sheet, and (II) Liabilities arising under the Contracts, provided that none of the Liabilities described in this section relates to any Default, breach of warranty, tort, infringement or violation of Applicable Law or arose out of any action, order writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute (“Action”).

Other than the representations and warranties contained in this Agreement, Seller makes no representation or warranty as to the seaworthiness of the Riverboat Casino or the condition or fitness of the Riverboat Casino or any of the other Riverboat Casino Assets thereof for any particular purpose other than the purpose for which they are currently used. For purposes of this Agreement, “Seller’s Knowledge” means the actual knowledge of any of its executive officers as of the date of this Agreement, after reasonable inquiry.

7. BUYER’S REPRESENTATIONS. As of the date hereof and as of the Closing, Buyer hereby represents and warrants to Seller that (A) Buyer is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction identified in the preamble to this Agreement and is in good standing under the laws of the State of Missouri, (B) Buyer has all requisite power and authority necessary to enter into this Agreement and to carry out its obligations hereunder, (C) Buyer is a citizen of the United States within the meaning of 46 U.S.C. Section 2, authorized to own and operate the Riverboat Casino in the coastwise trade, (D) Buyer has had full opportunity to inspect the Riverboat Casino, its various components and systems and the other Riverboat Casino Assets, and Buyer is relying solely on the representations and warranties made by Seller herein and its own evaluation of the seaworthiness of the Riverboat Casino and the condition and fitness of the other Riverboat Casino Assets in connection with its agreement to purchase the Riverboat Casino Assets, (E) all documents and information furnished by Buyer to Seller with respect to Buyer’s financial condition, sources of financing and capability of operating a gaming establishment are true and correct in all material respects, (f) other than any filings required to be made under the HSR Act, the approval of the City of St. Louis under the terms of the City Lease, and the approval of the Bankruptcy Court, the Commission and the applicable liquor authorities, no consent, approval or action of, filing with or notice to any governmental or regulatory authority or other third party on the part of Buyer is required in connection with the (I) execution, delivery and performance of this Agreement or (II) consummation of the transactions contemplated hereby, (g) the execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder do not (I) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or By-laws of Buyer or (II) conflict with or result in a violation or breach of any term or provision of any law or order applicable to Buyer or any of its assets and properties, other than such conflicts, violations or breaches that could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement and (h) Buyer has sufficient cash and/or available credit facilities (and has provided Seller with evidence thereof) to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement, including in respect of the Company Liabilities.

8. COVENANTS.

(a) Pre-Closing Covenants of Seller and Company. Seller hereby covenants and agrees that prior to the Closing Date it shall (and shall cause the Company, as applicable, to), and Company hereby covenants and agrees that prior to the Closing Date it shall:

(i) make available to Buyer’s representatives true and correct originals or copies of all records relating to the construction and operation of the Riverboat Casino which are in Seller’s or the Company’s possession (with Buyer to bear the cost of any copying costs) including drawings and specifications;

(ii) cause the Riverboat Casino to be insured through and including the Closing Date with the same coverages, limits, policies and underwriters as in effect on the date hereof;

(iii) use all commercially reasonable efforts to cause those conditions to the Closing which are reasonably within Seller’s and/or the Company’s control to be timely satisfied;

(iv) (A) not amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Contract that is an Assumed Executory Lease and Executory Contract, provided that Company may amend its existing lease of office space to extend the term up to and including January 31, 2007, at a rent not exceeding $5,200 per month; (B) not materially Default under any Contract that is an Assumed Executory Lease and Executory Contract, provide, that if such Default is cured prior to the Closing, Seller shall not have breached this clause (B); (C) not create any Encumbrance on any of the Riverboat Casino Assets other than the Company Liabilities or pursuant to this Agreement or the Procedures Order or otherwise in the ordinary course of business; (D) not compromise, settle or otherwise adjust any Assumed Liability; (E) not alter the salaries or other compensation payable to any employee in any material respect, other than in the ordinary course of business with respect to employees with salaries and bonuses of less than $50,000 and other than with respect to new employees hired in the ordinary course of business; and (F) take all reasonable action within its control to prevent any of the changes or events listed in Section 6(f) from occurring, in each case other than pursuant to the Company Plan of Reorganization and this Agreement and other than in respect of claims not being assumed by the Company;

(v) deliver to Buyer within fifteen (15) days after the end of each calendar month unaudited financial statements of the Company for such month, consisting of a balance sheet, a statement of income (including detailed revenue classifications) and a statement of cash flows (all such financial statements, the “Post-Signing Financial Statements”);

(vi) give Buyer and its representatives (including Buyer’s accountants, counsel, consultants, employees and such other representatives as Buyer may designate from time to time), upon reasonable notice and during normal business hours, full access to the Riverboat Casino Assets, and all Contracts, books, records and affairs of Seller and the Company related to the Riverboat Casino Assets, and Seller shall cause its officers and employees to furnish to Buyer copies of all documents, records and information related to the Riverboat Casino Assets as Buyer or its representatives may reasonably request;

(vii) subject to the restrictions set forth in this Agreement, use commercially reasonable efforts (A) to operate the Riverboat Casino in the ordinary course of business consistent with Seller’s and the Company’s practices during and prior to the period following the filing of its bankruptcy petition, and (B) as necessary to cause the representations and warranties of Seller in Section 6 to be true and correct in all material respects as of the Closing Date;

(viii) notify Buyer, in writing, prior to implementing operational decisions of a material nature outside the ordinary course of business and obtain Buyer’s written consent prior to entering into any Contract involving an amount in excess of $75,000 or for a term extending more than ninety (90) days beyond the Closing Date; provided, however, that if Buyer’s consent is not obtained where required, then the sole remedy of

Buyer shall be to require that the Contract in question be included among the Excluded Assets under Section 9(c)(vii);

(ix) not take a position (or cause the Company to take a position) on any income Tax Return, before any governmental agency charged with the collection of any income Tax, or in any judicial proceeding that is in any way inconsistent with the allocation of the Purchase Price as agreed to by Seller and Buyer at or prior to the Auction (as defined in Section 9(a) below);

(x) subject to the restrictions set forth in this Agreement, use (or cause the Company to use) commercially reasonable efforts (but shall not be required to increase wages or benefits) to keep available the services of the current employees and agents of Seller and the Company and to maintain its relations and goodwill with the suppliers, customers, distributors of Seller or the Company and any others having a business relation with Seller or the Company;

(xi) obtain Buyer’s consent, in writing, prior to modifying or terminating any Real Property Lease or abandoning any real property covered by a Real Property Lease, or selling, transferring, or otherwise conveying any interest in any other real property owned by the Company which supports the Riverboat Casino operations (except real property that is among the Excluded Assets), which consent shall not be unreasonably withheld;

(xii) promptly disclose to Buyer in writing any information set forth in the Schedules that is no longer complete, true or applicable and any information of the nature of that set forth in the Schedules that arises after the date hereof and that would have been required to be included in the Schedules if such information had been obtained on the date of delivery thereof; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller or the Schedules hereto for the purposes of this Agreement (including Section 4 and Section 12 hereof) unless Buyer shall have consented thereto in writing;

(xiii) not treat the stock of the Company as worthless under Code § 165;

(xiv) not elect, on behalf of the Company, to reduce the basis of the depreciable property of the Company under Code § 108(b)(5);

(xv) promptly provide to Buyer a copy of the Phase I environmental assessment report performed by Penn National Gaming, Inc. in August 2004 (the “Prior Environmental Assessment”);

(xvi) pay the Accounts Payable, Accrued Expenses and Deferred Obligations of the Company consistent with its practices during the pendency of the Company’s bankruptcy proceeding;

(xvii) prior to acquiring any additional Gaining Equipment described in Section 1(b)(iv), by purchase or by lease (with a term exceeding thirty days or without an option to terminate at no cost to Company upon at most thirty days’ written notice) Seller and/or Company, as applicable, shall first obtain the prior written consent of Buyer, in Buyer’s sole and absolute discretion;

(xviii) except with Buyer’s prior written consent, not enter into any amendment of or extension to any existing agreement between the Company and the Hotel Employees, Restaurant Employees Local 74, AFL-CIO (any such agreement, a “Union Agreement”); provided, however, that Buyer’s prior written consent shall not be required for any amendment or extension which both (A) extends the Union Agreement for a period ending no sooner than 60 days and no later than 120 days after Closing, and (B) imposes no financial or operational obligations on Company which are materially more onerous than the contract terms previously disclosed by Company to Buyer;

(xix) assign to Company any and all interests of Seller in and to the Contracts to be assumed by Buyer pursuant to Section 1(b)(ii) hereof, in a form reasonably acceptable to Buyer;

(xx) promptly upon signing of this Agreement, Company shall request a determination pursuant to Section 505(b) of the Bankruptcy Code of any unpaid Missouri income Tax Liability of the Company, and Seller shall request a determination pursuant to Section 505(b) of the Bankruptcy Code of any unpaid income Tax Liability of a consolidated group which included the Company as a member, in each case, incurred during the Tax year ending on February 28, 2003 and February 29, 2004 and February 28, 2005; and

(xxi) promptly upon filing of the Tax Returns for the Tax year ending on February 29, 2006 and prior to the Closing Date, Company shall request a determination pursuant to Section 505(b) of the Bankruptcy Code of any unpaid Missouri income Tax Liability of the Company, and Seller shall request a determination pursuant to Section 505 (b) of the Bankruptcy Code of any unpaid income Tax Liability of a consolidated group which included the Company as a member, in each case, incurred for the Tax year ending on February 28, 2006;

(xxii) at the earlier to occur of the expiration of the software maintenance agreement, or the Closing Date, enter into a new maintenance agreement with respect to the Excluded Software so that none of the Assumed Executory Leases and Executory Contracts cover maintenance for Excluded Software;

provided, however, notwithstanding anything to the contrary herein, the Company may, at any time and from time to time, distribute, dividend, transfer, assign or otherwise dispose of any or all of the Excluded Assets; provide, further that, notwithstanding any other provision in this Agreement, so long as the Company Plan of Reorganization is prepared and prosecuted in good faith, the failure of the Company Plan of Reorganization to be confirmed by the Bankruptcy Court shall not constitute a breach by Seller of any covenant herein; and provided, further that, notwithstanding any other provision in this Agreement, nothing in this Agreement shall be deemed to restrict or prohibit either the Company or the Committee from including provisions in the Company Plan of Reorganization (including provisions regarding the treatment of creditors) that either the Company or the Committee deem to be appropriate or in furtherance of its fiduciary duties, so long as nothing so included in the Company Plan of Reorganization is inconsistent with the provisions of this Agreement.

(b) Post-Closing Covenant of Seller. Seller further covenants that:

(i) Seller will not treat the stock of the Company as worthless under Code § 165;

(ii) Seller will not elect, on behalf of the Company, to reduce the basis of the depreciable property of the Company under Code § 108(b)(5);

(iii) Seller shall apportion the consolidated Section 382 limitation to Buyer under the circumstances and in the manner described in Section 6(p)(iii),

(iv) promptly upon the close of the Tax year in which the Closing Date occurs and the filing of the relevant federal income Tax Return for such Tax year, Seller shall request or cause [the liquidating trustee of the Seller’s estate] to request pursuant to Section 505(b) of the Bankruptcy Code a determination of any unpaid Liability of the consolidated group which included the Company as a member for income Tax incurred during the Tax year of such group in which the Closing Date occurred;

(v) Seller shall prepare, in consultation with the Company, Missouri income Tax Returns and, in respect of the filing of such Missouri income Tax Returns, a Section 505(b) determination request letter for filing by the Company with appropriate Missouri Taxing authorities for the short-Tax year ending on the Closing Date, and Seller shall make appropriate reserves to provide for payment of additional income Tax Liability if such short-year Tax Returns are selected for examination by Missouri Taxing authorities and such examination results in the assertion of additional Liability against the Company;

(vi) the effective date of any plan of reorganization or liquidation confirmed by the Bankruptcy Court in the Seller Case shall not occur until either (a) the 60-day period provided for under Section 505(b)(2)(A)(i) of the Bankruptcy Code expires without the consolidated group Tax Returns being selected for examination in response to requests made in accordance with Section 8(a)(xx) hereof (i.e. for Tax periods ending February 28, 2003, February 29, 2004 and February 28, 2005), or (b) the 180-day period provided for under Section 505(b)(2)(A)(ii) of the Bankruptcy Code expires in response to requests regarding consolidated group Tax Returns made in accordance with Section 8(a)(xx) hereof (i.e. for Tax periods ending February 28, 2003, February 29, 2004 and February 28, 2005) and Seller has made in consultation with Buyer appropriate reserves sanctioned by the Bankruptcy Court to provide for payment of any additional income Tax liability asserted against the Company or Seller’s consolidated group; and

(vii) Seller shall not allow the Seller Case to be closed until either (a) the 60-day period provided for under Section 505(b)(2)(A)(i) of the Bankruptcy Code expires without the Tax Returns being selected for examination in response to requests made in accordance with Sections 8(a)(xxi) and 8(b)(iv) and 8(b)(v) hereof (i.e. for the Tax period ending February 28, 2006 and the Tax year in which the Closing Date occurs), or (b) the 180-day period provided for under Section 505(b)(2)(A)(ii) of the Bankruptcy Code expires in response to requests regarding Tax Returns made in accordance with Sections 8(a)(xxi), 8(b)(iv) and 8(b)(v) (i.e. for the Tax period ending February 28, 2006 and the Tax year in which the Closing Date occurs) and Seller has made in consultation with Buyer appropriate reserves sanctioned by the Bankruptcy Court to provide for payment of any additional income Tax liability asserted against the Company or Seller’s consolidated group.

Except as otherwise credited toward the Purchase Price pursuant to Section 2(f), to the extent employees of Seller or the Company are owed salary, wages or other benefits in connection with services rendered to Seller and/or the Company through the Closing Date (excluding accrued vacation pay), Seller and/or the Company (as applicable) shall pay all such amounts (including any incentive pay) to its employees on a timely basis after the Closing in accordance with Seller’s regular payroll procedures. Buyer acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, following the Closing, Seller and/or any entity other than the Company that will be responsible under the Company Plan of Reorganization for distributing assets on or after the effective date of the Company Plan of Reorganization to creditor classes may, at any time and from time to time, distribute, pay-out, dividend, assign or otherwise dispose of any of their respective assets, including without limitation the Excluded Assets and the Purchase Price (collectively, “Distributions”), to their respective creditors, provided, however, that this provision shall in no event apply to the Company or be deemed to authorize the distribution of any assets owned by the Company following the Closing.

(c) Covenants of Buyer.

(i) Buyer hereby covenants and agrees that it shall (A) use all commercially reasonable efforts to cause those conditions to the Closing which are reasonably within Buyer’s control to be timely satisfied, and (B) use all commercially reasonable efforts to cause the representations and warranties of Buyer in Section 6 to be true and correct in all material respects as of the Closing Date.

(ii) From the Closing Date until the date on which the Case is closed and at Seller’s expense, Buyer shall permit Seller and its authorized representatives, upon reasonable notice to Buyer and at a time convenient to Buyer, to have access to the books and records of Seller and the Company being transferred to Buyer as part of the Riverboat Casino Assets, for the purpose of obtaining any information necessary for the preparation and filing of any Tax Returns or other reports to any governmental authority for any period or for any other reason related to the Case. Buyer shall retain such records consistent with Buyer’s normal record retention policies.

(iii) Promptly after Buyer’s receipt thereof, Buyer shall provide to Seller a copy of the Environmental Assessment to be performed by Buyer under Section 4(m).

(d) Tax Matters.

(i) Seller shall include the items of the Company (including any items required to be taken into account by Treasury Regulations §§ 1.1502-13 and 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the ending of Seller’s Tax year including the Closing Date in accordance with Treasury Regulations § 1.1502-76(b)(1)(ii)(A)(I) and pay all federal income Taxes attributable to such income. Any items of the Company that occur on the Closing Date other than items occurring after the Closing which are outside the Company’s ordinary course of business shall not be subject to the next day rule as such rule is provided in Treasury Regulations § 1.1502-76(b)(1)(ii)(B). For all taxable periods ending on or before the Closing Date, Seller shall cause the Company to join in Seller’s consolidated federal income Tax Return (and any consolidated, affiliated, combined, unitary or similar other Tax Return where required or previously filed) and, in jurisdictions where Company separately reports, Seller shall cause to be filed with respect to the Company separate company state and local income Tax Returns and shall cause to be timely paid any Taxes imposed on Company. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law or regulation. Buyer shall have the right, at its expense, to review and comment on any such Tax Returns (and, as applicable, determination request letters prepared in accordance with Section 505(b) of the Bankruptcy Code) prepared by Seller. Buyer shall cause the Company to furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this section in accordance with past custom and practice. The Company and Buyer shall consult and cooperate with Seller as to any elections to be made on Tax Returns of the Company for periods ending on or before the Closing Date. Buyer shall include the Company in its combined or consolidated income Tax Returns, as applicable, for all periods other than periods ending on or before the Closing Date. Buyer and Seller shall, and shall each cause its affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determination of Liability for Taxes, or conduct of any audit, litigation or other proceeding with respect to Taxes, which cooperation and information shall include providing copies of all relevant Tax Returns (including any relevant Tax Return of Seller or any group of Seller that includes the Closing Date), together with relevant accompanying schedules and workpapers.

(ii) Seller shall pay Buyer the amount of any Tax refund received by Seller resulting from the carryback by Company of any post-closing income Tax attribute of the Company into Seller’s consolidated income Tax Return.

(iii) Seller shall allow the Company and its counsel to participate, at its expense, in any audit of Seller’s consolidated federal income Tax Returns to the extent that such Tax Returns relate to the Company. Seller shall not settle any such audit in a manner that would adversely affect the Company after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(iv) Seller shall join Buyer, at Buyer’s option, in making an election under Code § 338(h)(10) (and any corresponding elections under state, local, or foreign Tax law) (collectively a “§ 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Company hereunder. Any § 338(h)(10) Election must be made by Buyer, and Buyer shall be required to notify Seller of such election, not later than 90 days prior to the extended due date of Seller’s federal income Tax Return (whether or not extended) for the fiscal year during which the Closing occurs, provided that Buyer shall in any event notify Seller within 30 days after Buyer has made any Section 338(h)(10) Election. Seller will pay any Tax attributable to the making of the § 338(h)(10) Election. At the Closing, Seller will deliver to Buyer a fully executed IRS Form 8023 reflecting the § 338(h)(10) Election and any similar form provided for under state, local or foreign law.

(v) Seller shall, and shall cause the Company to, take all necessary actions such that all Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and such that, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(vi) Buyer shall pay to Seller all refunds of Taxes received by Buyer or the Company after the Closing Date and attributable to Taxes paid by the Company with respect to any pre-closing period or portion thereof (other than those refunds to which Buyer is entitled pursuant to Section 8(d)(ii)). Buyer shall not be required to seek any such Tax refund whether at Seller’s request or otherwise or whether through the filing of amended Tax Returns, claims for refunds or otherwise, if Buyer believes the Company is not reasonably entitled to seek such refund. In the event that Seller chooses to seek any such Tax refund directly, Buyer, at Seller’s reasonable expense, will cooperate fully with Seller in preparing and filing any related claims, amended Tax Returns or other documents (including but not limited to relevant powers of attorney or other required authorizations that would permit Seller to represent the Company and receive directly any Tax Refunds resulting from Seller’s filing such claims, amended Tax Returns or other required documents). Buyer is entitled to waive the carryback of any net operating loss or other item of the Company for any post-Closing period or portion thereof.

(vii) Buyer shall not, and shall not cause, any Tax Return of the Company for any period ending on or before the Closing Date to be amended without the prior written consent of Seller.

(viii) Buyer shall not make, and shall not cause any election to be made, other than the § 338(h)(10) Election as permitted by Section 8(d)(iv), with respect to the Company that could increase the Tax Liability of the Company for any period or portion thereof ending on or before the Closing Date to the extent such election would cause the Company or Seller to pay additional Taxes (excluding for this purpose any election that would result solely in any reduction in any net operating loss carryforward attributable to the Company for periods ending after the Closing Date).

(ix) Seller shall not make, and shall not cause any election to be made, with respect to the Company that could increase the Tax Liability of the Company for any period or portion thereof ending on or after the Closing Date to the extent such election would cause the Company or Buyer to pay additional Taxes (including for this purpose any election that would result solely in any reduction in any net operating loss carryforward attributable to the Company for periods ending on or before the Closing Date).

(x) Seller agrees that at Buyer’s election, Seller shall cooperate with Buyer in restructuring this transaction as a purchase of the assets of the Company in order to achieve 1031 exchanges under the Code (“Exchange”) of some or all of the Riverboat Casino Assets, or with any arrangements for deferred or multi-party Exchanges; provided, however, such election shall be exercised by Buyer in writing on or before the date on which Qualified Bidders (as defined in Section 9(a) are required to submit their bids at Auction and shall be accompanied by a proposed asset purchase agreement granting the Company and Seller substantively the same rights and the same aggregate consideration as are contained for Seller in this Agreement.

9. BANKRUPTCY COURT APPROVALS.

(a) Bid Protections, Procedures Order and Sale Motion. Promptly following the execution of this Agreement (and in no event later than five (5) Business Days thereafter), Seller will file a motion with the Bankruptcy Court (the “Approval Motion”) seeking an order of the Bankruptcy Court in form reasonably satisfactory to Buyer and consistent with this Agreement (the “Procedures Order”) which:

(i) authorizes the payment by Seller and Company to Buyer of Six Hundred Fifty Thousand Dollars ($650,000) (the “Break Up Fee”), in the event this Agreement is terminated and a distribution of the Break Up Fee to Buyer is required as provided in Section 16 hereof;

(ii) approves the sale of the Closing Shares to Buyer pursuant to this Agreement, but subject to higher and better offers of third parties for the Closing Shares or the Riverboat Casino Assets at an outcry auction to be conducted pursuant to Section 363(B) of the Bankruptcy Code (the “Auction”); and

(iii) authorizes and directs Seller to pay fees and indemnity obligation amounts due to U.S. Bank National Association pursuant to the Escrow Agreement, attached hereto as Exhibit A, as allowed administrative expenses of the Seller within the meaning of Section 503 of the Bankruptcy Code.

Seller shall use its commercially reasonable efforts to obtain entry of the Procedures Order within thirty (30) days after the execution of this Agreement.

The Procedures Order shall provide that any Qualified Bidder may structure its bid at the Auction as a purchase of the Riverboat Casino Assets from the Company, rather than as a bid for the Closing Shares. Except as otherwise permitted in this Agreement, each bid shall be substantially on the terms of, or on more favorable terms for Seller or the Company (as applicable) than, those set forth in this Agreement.

The Procedures Order shall provide that (i) if it is determined that a Person other than Buyer has made the highest and/or best offer at the Auction (the “Winning Buyer”), (ii) the Winning Buyer does not close on its agreement for the sale of the Closing Shares or the Riverboat Casino Assets, as applicable, and (iii) no other participant at the Auction who made a superior offer to Buyer has the right or chooses to exercise the right to close on the Closing Shares or the Riverboat Casino Assets, as applicable, then Buyer shall have the option, at its sole discretion, to purchase the Closing Shares or the Riverboat Casino Assets on the same terms as this Agreement, as the same may be modified by the last bona fide bid of the Buyer made at the Auction (the “Backup Option”). Such Backup Option must be exercised, if at all, within ten (10) days after delivery of written notice from Seller to Buyer that the Winning Buyer has not closed on the sale of the Closing Shares or Riverboat Casino Assets. Notice of exercise of the Backup Option shall be in writing delivered to Seller, together with Buyer’s earnest money deposit of $1,500,000 to be deposited with Escrow Agent on terms substantially identical to those set forth in Exhibit A attached hereto. If the Backup Option is timely exercised, then the parties shall proceed to the Closing under this Agreement (as modified by Buyer’s last bona fide bid at the Auction, and any other modifications agreed to by both Seller and Buyer) in good faith, and any specific time deadlines for a party’s performance of an obligation, or for exercise of a right or privilege, contained in this Agreement shall be extended by a time period not greater than the period of time elapsed between the date of the Auction and the date on which the Backup Option is exercised. The Backup Option granted in this paragraph shall apply only to with respect to Pinnacle Entertainment, Inc. or its designee, and not any other party which may become the “Buyer” as a result of the Auction.

The Procedures Order shall also establish the following bidding rules for the Auction: Each competing bidder shall, at least five (5) days before the Auction, deliver to Seller and/or the Company, as applicable, (I) a refundable cash deposit of $1,500,000, (II) reasonable proof of the interested party’s ability to consummate a purchase of the Closing Shares, or the Riverboat Casino Assets, as applicable, including a copy of such party’s annual, quarterly and monthly financial statements for the most recently ended fiscal periods, certified to be true correct and complete in all material respects, and (III) an executed Sale and Purchase Agreement on substantially the terms of, or on more favorable terms than those set forth in, this Agreement, except as may be necessary to reflect an offer for the purchase of only the Riverboat Casino Assets (and not the Closing Shares), which Sale and Purchase Agreement shall (A) specify the amount of cash or other consideration offered by the competing bidder for the Closing Shares, and/or the Riverboat Casino Assets, as applicable, (B) not be subject to unperformed due diligence or closing conditions, nor provide for an expense reimbursement, break-up amount or Backup Option, and (C) constitute an irrevocable offer by such competing bidder to complete its proposed purchase upon the terms set forth therein. Once a competing bid that satisfies the above-enumerated requirements has been submitted to Seller, the Company or the Committee, such bid may be modified by the applicable bidder at any time prior to the Auction to the extent that such modifications would, in the opinion of the Committee, after consultation with Seller, the Company and the Bondholders, improve the quality of such bid.

No competing offer will be considered unless the aggregate consideration to Seller or the Company under such bid is at least $250,000 more than the sum of the Purchase Price plus the Break Up Fee, and the Committee, after consultation with the Bondholders, Seller and the Company, determines in its sole discretion that such offer, taken as a whole, is a higher and/or better bid than the bid set forth in this Agreement. In the event that the Committee shall so determine that such bid is a higher and/or better bid than that set forth in this Agreement, Buyer shall have the right to amend this Agreement as necessary in its reasonable discretion in order to cause Buyer’s bid hereunder to be comparable to such higher and/or better bid. Only those persons who have submitted an offer in compliance with this section and the Procedures Order shall be a “Qualified Bidder.” Each Qualified Bidder shall be invited to attend the Auction at the Office of Thompson Coburn LLP, which Auction must be attended in person. Seller and the Company shall cause the Auction to commence at 10 a.m. (Central Time) on May 16, 2006, provided the Procedures Order has been entered prior to such date. Subject to the limitations set forth above, the opening price at such Auction shall be the highest and/or best offer of a Qualified Bidder (as determined by the Committee in its sole discretion after consultation with the Bondholders, Seller and the Company). Subsequent bids shall be in increments of $100,000 or such greater amount as designated by the Committee from time to time during the Auction. At the request of Buyer, Seller shall provide or cause the Committee to provide its valuation of any competing bid that constitutes the highest and/or best offer at the time of such request.

Seller, the Company and the Committee shall consider bids submitted by Buyer and the Qualified Bidders during the Auction and the Committee, after consultation with the Bondholders, Seller and the Company, shall make a determination of the highest and/or best offer in its sole discretion. The determination of which bidder has submitted the highest and/or best offer for the Closing Shares and/or the Riverboat Casino Assets, as applicable, at the Auction shall be made by the Committee in its sole discretion after consultation with the Bondholders, Seller and the Company, subject to the final determination by the Court at the Sale Hearing referred to in Section 9(b). At the Sale Hearing, the Court shall consider the results of the Auction and shall make a final determination of the highest and/or best offer to the Company’s bankruptcy estate. After the determination of the winning bidder, Seller, or the Company, as applicable, shall promptly execute the Sale and Purchase Agreement previously executed and submitted by such winning bidder, together with any changes thereto necessitated by the parties’ actions at the Auction.

(b) Sale Order. Within three (3) Business Days following the Auction Seller and the Company will file with the Bankruptcy Court a motion to approve the sale of the Closing Shares (the “Sale Motion”), through which they will seek an order of the Bankruptcy Court in form reasonably satisfactory to Buyer and consistent with this Agreement (the “Sale Order”); and Seller and the Company shall use their best efforts to obtain a hearing on the Sale Order (the “Sale Hearing”) as soon as practicable after the filing of the Sale Motion. The Sale Order shall, among other things (i) order the sale of the Closing Shares to Buyer pursuant to Section 363(B) of the Bankruptcy Code on the terms and conditions set forth in this Agreement and authorize Seller and Company to proceed with this transaction, (ii) order that the sale of the Closing Shares shall be free and clear of all Encumbrances and provide for an injunction in favor of Buyer and its property, including the Closing Shares, prohibiting any holder of a claim from taking any action or enforcing any Encumbrance against the Closing Shares or the Riverboat Casino Assets and (iii) include specific findings that: (A) Buyer is a good faith purchaser of the Closing Shares and under Section 363(m) of the Bankruptcy Code and is entitled to all protections thereby; that Buyer is not a successor to Seller or Company and this Agreement does not constitute a de facto merger or consolidation of Seller and Buyer or Company and Buyer; Buyer is not a mere consolidation or substantial continuation of Seller’s or Company’s business; Buyer is entering the sale in good faith; (B) any objections to this Agreement and related transactions are overruled, and that future objections to this Agreement or related transactions are barred; (C) any subsequent bankruptcy proceedings by Seller or the Company or reorganized Seller or dismissal of the Case shall not affect this Agreement or related transactions; (D) that Seller and Company have full authority to execute this Agreement; and all necessary corporate action has been taken; no consents or approvals other than those expressly provided in this Agreement are required for consummation of this Agreement and related transactions; (E) approval of this Agreement and consummation of the transactions are in best interest of Seller and the Company and their respective creditors and estates; (F) reasonable opportunity to object or be heard with respect to the Sale Motion has been afforded to all interested entities; (G) this Agreement was negotiated, proposed and entered by Seller, Company and Buyer, without collusion, in good faith, and from arms length bargaining positions with parties represented by counsel and financial advisors; (H) the terms and conditions of this Agreement and related transaction are fair and reasonable; (I) the Bankruptcy Court retains exclusive jurisdiction to enforce the Sale Order; and (J) such other items as are reasonably acceptable to Buyer. Both Buyer’s and Seller’s obligations to complete the sale and purchase of the Closing Shares are conditioned upon the Bankruptcy Court’s entry of the Sale Order and a Confirmation Order as set forth in Section 9(c).

(c) Confirmation Order. Promptly following the Sale Hearing, Seller and the Company shall seek an order of the Bankruptcy Court (the “Confirmation Order”) confirming a Plan of Reorganization of the Company (the “Company Plan of Reorganization”). Both Buyer’s and Seller’s obligations to complete the sale and purchase of the Closing Shares are conditioned upon the Bankruptcy Court’s entry of the Confirmation Order. Seller agrees that each of the Company Plan of Reorganization and the Confirmation Order must be in form and substance reasonably satisfactory to Buyer and shall not be inconsistent with the provisions of this Agreement, and shall further provide for the following:

(i) the Purchase Price shall be used to pay in full, as of the effective date of the Company Plan of Reorganization, all allowed pre-petition priority claims against and post-petition administrative expenses of the Company other than Company Liabilities;

(ii) the portion of the Purchase Price allocated to the Riverboat Casino Assets in accordance with the Procedures Order and/or the Sale Order shall be used to fund the treatment provided under the Company Plan of Reorganization of allowed secured and non-priority unsecured claims against the Company;

(iii) except with respect to the Company Liabilities as described in Section 3 hereof, the discharge of all secured and unsecured claims against the Company;

(iv) except with respect to the Company Liabilities as described in Section 3 hereof, the issuance of an injunction in favor of Buyer, the Company and their respective properties, including the Riverboat Casino Assets, prohibiting any holder of a claim against the Company in existence as of the date immediately preceding the effective date of the Company Plan of Reorganization from taking any action to collect, assess, enforce or recover such claim;

(v) provide that Buyer shall be the owner of all of the Closing Shares, which shall represent all of the issued and outstanding capital stock of the Company;

(vi) ratify the findings in the Sale Order and include specific findings that: (1) reasonable opportunity to object or be heard with respect to the Confirmation Order has been afforded to all interested entities; and (2) the Bankruptcy Court retains exclusive jurisdiction to enforce the Confirmation Order;

(vii) the following assets shall be excluded from the Riverboat Casino Assets (collectively, the “Excluded Assets”): (1) officer and crew personal effects; (2) all cash (including checks received prior to the close of business on the Closing Date, whether or not deposited or cleared prior to the close of business on the Closing Date) other than Included Cash; (3) all commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents other than the Included Cash; (4) all rights of the Company to claims or recoveries under Chapter 5 of the United States Bankruptcy Code; (5) all contracts, leases and other agreements other than the Assumed Executory Leases and Executory Contracts; (6) all rights of Seller and/or the Company under the Seller’s 401(k) plan and related trusts, insurance policies, third party administration agreements and similar arrangements sponsored by Seller for current or former employees of the Company; (7) the building, improvements and tangible personal property (other than certain items of tangible personal property used in the operation of the Riverboat Casino and listed on Schedule 6(b)), located at 800 First Street, St. Louis, Missouri 63102 (the “Main Office”); (8) subject to Buyer’s rights under the Trademark License, all right, title and interest of Seller in the name “President,” “President Riverboat Casino” and variants thereof, and all marks and logos, whether or not registered, incorporating such names or portions thereof, (9) all risk management, general ledger and fixed asset software (excluding data and related documentation), in each case which are owned, used, or licensed by Seller as licensee or licensor in connection with the Riverboat Casino (“Excluded Software”); (10) With respect to the Excluded Assets, all outstanding claims arising under Seller’s insurance policies from damage to or with respect to such Excluded Assets prior to the Closing Date; (11) all rights to any refunds for Taxes accruing to the owner of the Riverboat Casino Assets for the period prior to and including the Closing Date, including but not limited to all claims for refund for Missouri state and local sales and use Taxes, regardless whether such claims were actually filed prior to the Closing Date; (12) all rights of recovery from insurers and other third parties (including those currently being pursued in a suit styled IN THE MATTER OF THE COMPLAINT OF THE AMERICAN MILLING COMPANY, UNLIMITED, H&B MARINE, INC., corporations and AMERICAN MILLING, LP, a limited partnership, FOR EXONERATION FROM, OR LIMITATION OF, LIABILITY, Case No. 4:98CV00575SNL (the “Limitation Action”), and rights to recover in a claim against American Milling Company’s excess insurer, by Winterville Marine Service and/or Captain John O. Johnson, all resulting from an allision on April 4, 1998, of the M/V Anne Holly and her barges with the Admiral; and (13) all rights of the Company to receive restitution payments pursuant to any decree, award, judgment or other order of a court of competent jurisdiction (including but not limited to orders entered in respect of criminal law violations and settlements of contested civil matters), as listed on Schedule 6(j) under the heading “Excluded Restitution Payments.” Following the Closing, Seller shall have access upon reasonable prior notice to all papers, books and records (including electronic records) of every kind and nature pertaining to the ownership and operation of the Admiral prior to and after the allision with the Anne Holly on April 4, 1998 to the extent necessary to prove the damages resulting therefrom; for the avoidance of doubt, such materials shall not be included within the definition of Excluded Assets.

(viii) pursuant to Section 1141(c) of the Bankruptcy Code and other than with respect to the Assumed Liabilities, the Company shall hold the Riverboat Casino Assets free and clear of, all claims and interests of creditors to the maximum extent permitted under Section 1141(c) of the Bankruptcy Code (the “Excluded Liabilities”), and,

without limiting the foregoing, the Confirmation Order shall specifically provide that the Company shall hold the Riverboat Casino Assets free and clear of each of the following (which shall be deemed to be Excluded Liabilities): (1) Liabilities for Taxes related to all Tax periods (or portions thereof) ending on or prior to the Closing, including, without limitation, Liabilities for Taxes arising out of distribution, dividend, transfer, assignment or any other permitted disposition of any or all of the Excluded Assets prior to the Closing, regardless of whether such Taxes relate to Tax periods (or portions thereof) ending on or prior to the Closing; (2) Liabilities for any costs or expenses incurred arising out of or related to the administration of the Bankruptcy Case, including any accrued professional fees and expenses of attorneys, accountants, financial advisors and other professional advisors (collectively, the “Administrative Claims”); (3) Liabilities arising out of or related to the Excluded Assets; (4) any Cure Amounts payable by Seller pursuant to Section 2(c), (5) Liability for salary, wages or other benefits of employees in connection with services rendered to Seller and/or the Company, including incentive payments, through the Closing Date (excluding accrued vacation pay) to the extent not accrued on Company’s books and taken into account in the determination of Net Current Assets at Closing, (6) Liabilities of Seller under this Agreement, and (7) Liabilities arising out of or related to the resignation and/or termination of the employment of the officers and directors of the Company occurring prior to or concurrently with the Closing in accordance with Section 4(t) hereof.

(ix) the assumption by the Company of the Assumed Executory Leases and Executory Contracts under Section 365 of the Bankruptcy Code;

(x) the affirmation of each of the provisions of the Sale Order;

(xi) the retention by the Bankruptcy Court of exclusive jurisdiction to enforce all provisions of the Confirmation Order relating to the Sale Order; and

(xii) provide that the effective date of the Company Plan of Reorganization shall not occur until either (a) the 60-day period provided for under Section 505(b)(2)(A)(i) of the Bankruptcy Code expires without the Missouri income Tax Returns of the Company being selected for examination in response to requests regarding such Tax Returns made in accordance with Section 8(a)(xx) hereof (i.e. for Tax periods ending February 28, 2003, February 29, 2004 and February 28, 2005), or (b) the 180-day period provided for under Section 505(b)(2)(A)(ii) of the Bankruptcy Code expires in response to requests regarding the Company’s Missouri income Tax Returns made in accordance with Section 8(a)(xx) hereof (i.e. for Tax periods ending February 28, 2003, February 29, 2004 and February 28, 2005) and Seller has made in consultation with Buyer appropriate reserves sanctioned by the Bankruptcy Court to provide for payment of any additional income Tax liability asserted against the Company.

(d) Return of Deposit. If this Agreement is terminated in accordance with Section 16 hereof for any reason (other than a termination by Seller pursuant to Section 16(c)), then the Deposit (together with interest thereon) shall be immediately returned to Buyer.

(e) Superpriority Claim. Buyer shall have (and is hereby granted by Seller) a Superpriority administrative expense claim senior to all other administrative expenses in the Seller Case in an amount equal to the sum of the Deposit (together with interest thereon) and the Break Up Fee. The grant of the superpriority claim described herein shall be included in the Procedures Order.

10. MGC APPROVAL. Within thirty (30) Business Days after the issuance of the Procedures Order, Buyer shall file with the Commission all applications, certifications and other documents as may be appropriate to obtain the MGC Approval, which applications, certifications and other documents shall be limited only to matters directly related to those approvals and orders that are necessary in order for the Company to lawfully operate the Riverboat Casino under the laws and regulations of the State of Missouri, and make available to Seller copies of all such materials (except personal information and confidential financial information regarding Buyer’s directors, officers, employees and principal shareholders), together with evidence of such filing; provide, however, Seller acknowledges that Buyer has other pending applications and matters before the MGC and this provision shall not limit or inhibit Buyer in such proceedings. Buyer shall use all commercially reasonable efforts to comply with all requests of the Commission and to obtain the MGC Approval and shall not to take any action that could reasonably be expected to impede or delay the issuance by the Commission of the MGC Approval or result in the refusal of the Commission to issue the MGC Approval. From time to time at Seller’s written request, Buyer shall deliver a written update of the status of such application and the most recent communications between Buyer and the Commission. Each of the Company and Seller agrees (i) to disclose non-public information provided to it by Buyer pursuant to this Agreement only to its representatives, agents, professional advisors and employees that have a need to know such confidential non-public information in connection with transactions contemplated under this Agreement and (ii) to keep confidential and cause its representatives, agents, professional advisors and employees to keep confidential all non-public information provided to it by Buyer pursuant to this Agreement that is designated by Buyer as confidential; provided that nothing herein shall prevent Company or Buyer from disclosing any such information (a) upon the request or demand of any governmental authority having jurisdiction over it, (b) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any requirement of law, including applicable securities law, (c) in connection with the enforcement of this Agreement or any other obligation of Buyer, and (d) that has been publicly disclosed other than in breach of this Section. Each of Company and Seller agrees that upon receipt of non-public information from Buyer, it will use such information solely for the purpose of evaluating, negotiating, enforcing or consummating the transactions contemplated under this Agreement and for no other purposes. The obligations of confidentiality contained in this Section 10 shall survive the Closing or an earlier termination of this Agreement.

11. CLOSING. The closing of the sale and purchase of the Closing Shares and the other transactions contemplated hereby (the “Closing”) shall occur as promptly as practicable, and in any event on the date (the “Closing Date”) which is the tenth (10th) Business Day following the later to occur of either: (1) the date on which the satisfaction (or written waiver) of the conditions to Closing set forth in Sections 4 and 5 (other than conditions with respect to actions the respective parties will take at the Closing itself) occurs or (2) the closing of the books for the preceding calendar month in which such conditions to Closing have been satisfied or waived. The Closing shall occur at the principal office of Seller or as otherwise agreed by the parties hereto.

(a) At Closing, Seller shall deliver to Buyer the instruments, documents and agreements required to be delivered by Seller under Section 4 hereof.

(b) At Closing, Buyer shall do or deliver to Seller the following:

(i) pay the Purchase Price less the Deposit (with interest accrued thereon, if any) by wire transfer of immediately available funds to such account or accounts as Seller shall direct in writing;

(ii) deliver to Seller irrevocable written authorization to apply the Deposit (with interest accrued thereon, if any) against the Purchase Price; and

(iii) deliver to Seller the instruments, documents and agreements required to be delivered by Buyer under Section 5 hereof (to the extent required to be delivered at such time).

12. BROKERS. Except for Libra Securities Corporation and other financial advisors to Seller, which have been engaged by and at the expense of Seller, each party hereto represents that it has not retained a broker or other Person entitled to any commission or other compensation in connection with the transaction contemplated herein. Each of Seller and Buyer shall indemnify and hold the other harmless from and against the rights or claims of any Person claiming through such party to be entitled to any such commission or compensation; provided that Buyer is not responsible for payment of Seller’s advisors, including, without limitation, Libra Securities Corporation.

13. DELIVERY. The Closing Shares shall be deemed delivered to Buyer hereunder at St. Louis, Missouri, simultaneous with the Closing. Except as otherwise provided in Section 2(b), Buyer shall not be responsible for any sale, use or similar Taxes, fees and expense imposed in Missouri or elsewhere upon or in connection with the sale of the Closing Shares.

14. SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding anything to the contrary herein, prior to the Closing, Buyer will not have any recourse to Seller in the event any of the representations and warranties made herein or deemed made are untrue as at any time of expression thereof, except in the case of fraud and except that Buyer may terminate this Agreement in accordance with Section 16 hereof and, if applicable, shall have the right to receive payment of the Deposit and/or Break Up Fee as provided in, and subject to the terms and conditions set forth in, this Agreement; provide, however, that Buyer’s obligation to purchase the Closing Shares at Closing is expressly conditioned (unless waived by Buyer in writing) upon satisfaction of each of the conditions set forth in Section 4. The only remedy for a breach of such representations and warranties shall be Buyer’s option not to close and Buyer’s right to terminate this Agreement in accordance with and subject to the limitations set forth in Sections 4 and 16. Without limiting the foregoing, following the Closing, Buyer shall have no remedy whatsoever for any breach of any representation or warranty made by Seller herein, except in the case of fraud. All representations, warranties and (except as set forth in the following sentence) covenants set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith shall terminate at the earlier of (I) the Closing and

(II) termination of this Agreement in accordance with Section 16; provided, however, that those covenants that contemplate actions to be taken or restrict actions from being taken after the Closing or termination of this Agreement, as the case may be, shall survive in accordance with their terms.

15. RISK OF LOSS.

(a) All risk of loss, whether total loss, constructive total loss or less than total loss or constructive total loss, to the Riverboat Casino Assets shall be borne by Seller prior to the Closing and any insurance proceeds for events occurring prior to the Closing shall be for Seller’s account, regardless of when received. Buyer shall have no obligation to purchase the Closing Shares if the Riverboat Casino suffers any material damage prior to Closing which is not remedied by Seller to Buyer’s reasonable satisfaction prior to the Closing. In the event that the Riverboat Casino Assets suffer damage which does not constitute a total loss or constructive total loss, Buyer may, at its sole option, elect to purchase the Closing Shares, in which case Seller shall assign to Buyer at Closing all of its rights to any insurance proceeds payable with respect to such loss.

(b) All risk of loss, whether total loss, constructive total loss or less than total loss or constructive total loss, to the Riverboat Casino Assets shall be borne by Buyer subsequent to the Closing and any insurance proceeds for events occurring subsequent to the Closing shall be for Buyer’s account.

16. TERMINATION EVENTS. This Agreement may be terminated prior to the Closing Date:

(a) by Buyer or Seller upon written notice to the other party at any time prior to the Closing (I) if the Confirmation Order has not been entered on or before December 31, 2006, or the Procedures Order has not been entered on or before the date that is forty (40) days after the date of this Agreement (or such later date(s) as mutually agreed to by the parties with respect to the foregoing) or (II) Closing shall not have occurred on or before the date that is six (6) months after the date of the Bankruptcy Court’s entry of a Confirmation Order (or such later date as is mutually agreed to by the parties hereto by reason of the failure of any condition precedent under Section 4, provided that such failure did not result primarily from the terminating party materially breaching any covenant contained in this Agreement, or unless the terminating party shall have waived such condition precedent in writing); provided that such period shall automatically be extended by an additional six (6) months if the sole reason the Closing has not occurred is due to the fact that MGC Approval has not been obtained within the initial six (6) month period and there does not exist an event, condition, or circumstance that Buyer reasonably determines may negatively affect the granting of the MGC Approval (any such date being referred to herein as the “Termination Date”);

(b) by Buyer upon written notice to Seller if Buyer is in compliance in all material respects with this Agreement and Seller or Company fails to perform any material obligation required to be performed by Seller or Company, as applicable, prior to or at the Closing, which failure continues for twenty (20) Business Days after written notice from Buyer to Seller or the Company, as applicable, of such failure;

(c) by Seller upon written notice to Buyer if Seller is in compliance in all material respects with this Agreement and Buyer fails to perform any material obligation required to be performed by Buyer prior to or at the Closing, which failure continues for twenty (20) Business Days after written notice from Seller to Buyer of such failure;

(d) by mutual written agreement of Buyer and Seller;

(e) by Seller or Buyer upon written notice to the other if either (A) Seller or Company, with the approval of the Bankruptcy Court, enters into a contract for the sale of the Closing Shares or any Riverboat Casino Assets to a Person other than Buyer or Buyer’s designee, or (B) the Bankruptcy Court approves a competing plan of reorganization or liquidating plan relating to the Closing Shares not incorporating this Agreement (a “Competing Plan”);

(f) by Buyer upon written notice to Seller if any of the conditions of Section 4 cannot be met and will not be waived by Buyer;

(g) by Seller upon written notice to Buyer if any of the conditions of Section 5 cannot be met and will not be waived by Seller; and

(h) by Seller or Buyer after the Termination Date in the event the Company Plan of Reorganization is not confirmed.

Upon a valid termination of this Agreement by Seller pursuant to subsection (c) above, the Deposit (excluding interest accrued thereon, if any) shall be forfeited to Seller, but without prejudice to any legal remedy for money damages that Seller may have, if any, against Buyer as a result of such breach; provided, however, that Seller’s legal remedies hereunder shall be limited exclusively to money damages; provided, further, that in no event shall Seller have the right to specific performance or any other equitable remedy against Buyer in connection with this Agreement or the transactions contemplated hereby. Upon a valid termination of this Agreement pursuant to subsection (a), (b), (d), (e), (f), (g) or (h), the Deposit (with interest accrued thereon, if any) shall be immediately returned to Buyer and both parties shall execute mutual escrow instructions to Escrow Agent to that effect. Upon a valid termination of this Agreement pursuant to subsection (b), or subsection (e), the Break Up Fee shall be paid to Buyer pursuant to the terms of this Agreement, in full satisfaction of all claims of Buyer for breach of this Agreement, and as liquidated damages.

17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri, and where applicable, the federal laws of the United States.

18. NO CONTRIBUTION. Following the Closing, Seller shall not seek, nor will Seller be entitled to, contribution from, or indemnification by, the Company, under the Company’s charter documents, this Agreement, applicable corporate laws or other laws or otherwise, in respect of amounts due from Seller in connection with any claim or suit arising under this Agreement.

19. JURISDICTION. In the event any dispute shall arise in connection with the interpretation of this Agreement or the respective rights and obligations of the parties hereunder, each party submits to the exclusive jurisdiction of the Bankruptcy Court for the resolution of such dispute.

20. NOTICES. All notices or other communications required or permitted to be given under this Agreement shall be given in writing and delivered personally or sent by registered mail (with postage prepaid) or recognized courier or fax to the following address and fax number, or to such other address as any party may from time to time designate in a notice to the other.

If to Buyer:	Pinnacle Entertainment, Inc. 3800 Howard Hughes Pkwy., Suite 1800 Las Vegas, NV 89109 Attention: John A. Godfrey Telephone: (702) 784-7748 Facsimile: (702) 784-7778

with a copy to:	Irell & Manella LLP 1800 Avenue of the Stars Los Angeles, CA 90067 Attention: C. Kevin McGeehan Telephone: (310) 277-1010 Facsimile: (310) 203-7199

If to Seller:

President Casinos, Inc.

1000 North Leonor K. Sullivan Blvd.

St. Louis, MO 63102-2568

Attention: John S. Aylsworth

President & Chief Operating Officer

Telephone: (314) 622-3140

Facsimile:    (314) 622-3049

with a copy to:	Thompson Coburn, LLP One US Bank Plaza St. Louis, Missouri 63101 Attention: David A. Lander and Gerard K. Sandweg, Jr. Telephone: (314) 552-6067 Facsimile: (314) 552-7000

and with a copy to:	Milbank, Tweed, Hadley & McCloy LLP 30th Floor Los Angeles, California 90017 Attention: Robert J. Moore and David B. Zolkin Telephone: (213) 892-4000 Facsimile: (213) 629-5063

and with a copy to:	Blackwell Sanders Peper Martin LLP 720 Olive St., Suite 2400 St. Louis, MO 63101 Attention: David A. Warfield Telephone: (314) 345-6451 Facsimile: (314) 345-6060

Any such notice or communication shall be deemed to have been duly served (if given or made personally) immediately or (if given or made by facsimile) upon evidence of transmission or upon confirmed answerback or (if given or made by recognized courier) once the return receipt for the served notice has been signed by the party receiving the notice or (if given or made by letter) three (3) Business Days after posting or and in proving the same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted. Each notice or communication made by telefax shall be followed by a confirmation copy to be sent by post. Failure to send any confirmation copy shall have no effect on the validity or deemed delivery of the notice or communication.

21. FURTHER ASSURANCES. Seller and Buyer shall do and perform such other and further acts and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by the other (and at such other party’s cost) to establish, maintain and protect the respective rights and remedies of the other and to carry out and effect the intent and purpose of this Agreement.

22. ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, together with a letter agreement of even date concerning the Cherrick Lot, constitutes the entire understanding of the parties and supersedes any and all other agreements, written or oral, with respect to the subject matter hereof. This Agreement may only be modified or amended by a written instrument signed by the party or parties against which such modification or amendment is to be enforced. Seller shall cause the Company to join in, and agree to be bound by, any waiver, consent or agreement made or given by Seller under this Agreement. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

23. BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding on the parties hereto and inure to the benefit of their respective successors and assigns. Buyer shall have the right to transfer or assign its rights in and to this Agreement upon written notice of assignment to Seller: (i) to any entity controlled by, controlling or under common control with Buyer, or (ii) through collateral assignments to the Administrative Agent for the benefit of Buyer’s lenders as required under its credit facility; provided, however, such assignment shall not relieve Buyer from the due performance of all of Buyer’s obligations under this Agreement.

24. HEADINGS; INTERPRETATION. The section and other headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement clearly requires otherwise, (A) references to the plural include the singular, the singular the plural, the part the whole, (B) references to any gender include all genders, (C) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” and (D) references to “hereunder” or “herein” relate to this Agreement. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

25. INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any items listed or described on the Exhibits or Schedules shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates (which, in each case, shall constitute the only valid disclosure with respect to such Section(s)).

[The balance of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this Riverboat Casino Sale and Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES (reference sec. 2(d)(iii) hereof).

SELLER:

PRESIDENT CASINOS, INC.

By:	/s/ Ralph J. Vaclavik
Name:	Ralph J. Vaclavik
Title:	Sr. VP & CFO

COMPANY:

PRESIDENT RIVERBOAT CASINO- MISSOURI, INC.

By:	/s/ Ralph J. Vaclavik
Name:	Ralph J. Vaclavik
Title:	Sr. VP & CFO

BUYER:

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Wade Hundley
Name:	Wade Hundley
Title:	President

EXHIBIT A

Insert Form of Escrow Agreement

Exhibit A

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of February 24, 2006, by PRESIDENT CASINOS, INC., a Delaware corporation (“Seller”), PRESIDENT RIVERBOAT CASINO-MISSOURI, INC., a Missouri corporation (“Company”), PINNACLE ENTERTAINMENT, INC., a Delaware corporation (“Buyer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association as escrow agent (the “Escrow Agent”). Each of Seller and Company is a debtor-in-possession in Case No. 02-53404-SEG pending in the United States Bankruptcy Court for the Eastern District of Missouri (“Bankruptcy Court”).

BACKGROUND

A. Pursuant to order of the Bankruptcy Court, Seller is offering for sale the stock of Company or assets of Company associated with its riverfront casino operations conducted in St. Louis, Missouri (“Riverboat Casino”) at the President Casino at the Admiral.

B. In connection with entering into a Riverboat Casino Sale and Purchase Agreement, of even date herewith, among Buyer, Seller and Company (“Purchase Agreement”), the Buyer is posting certain of its funds as an earnest money deposit.

C. Escrow Agent has agreed to act as escrow agent on behalf of the parties, on the terms set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Appointment of Escrow Agent. Buyer and Company hereby mutually appoint and designate Escrow Agent to act as escrow agent under this Agreement, and the Escrow Agent hereby accepts such appointment, for the purpose of receiving, holding, investing, reinvesting and ultimately distributing the Escrow Fund (as hereinafter defined) in accordance with the terms hereof. The Escrow Fund shall be maintained as a segregated fund maintained by Escrow Agent for the benefit of the parties to the Purchase Agreement.

Section 2. Escrow Deposit. Buyer hereby is depositing the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) into an escrow account established with the Escrow Agent (the “Escrow Deposit”), such funds to be held, invested, reinvested and distributed by the Escrow Agent in accordance with this Agreement (the Escrow Deposit so delivered to the Escrow Agent pursuant to this Section 2, together with all income earned thereon, is referred to herein as the “Escrow Fund”).

Section 3. Investment of Escrow Fund. From time to time, after the Escrow Deposit made pursuant to Section 2 hereof and until such time as the entire Escrow Fund has been disbursed pursuant to Section 4 hereof, the Escrow Agent shall invest the Escrow Fund in such of the following securities, and in such proportion and maturing at such times, as Buyer shall specify in its written instructions to the Escrow Agent:

(i) direct obligations, which mature in ninety (90) days or less, of the United States of America or any instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged; or

(ii) bank accounts, including savings accounts and bank money market accounts of banks or trust companies (including the Escrow Agent) organized under the laws of the United States of America or any state thereof, and having a combined capital and surplus of at least $50,000,000;

(iii) short term obligations such as bankers’ acceptances and overnight repurchase obligations; and

(iv) Money Market Mutual Funds that invest primarily in U.S. Treasury bills, notes and bonds and other instruments issued directly by the U.S. Government (“U.S. Treasury Obligations”) and other obligations issued or guaranteed as to payment of principal and interest by the U.S. Government, its agencies or instrumentalities (“U.S. Government Obligations”), bank and commercial instruments that may be available in the money markets, high quality short-term taxable obligations issued by state and local govemments, their agencies and instrumentalities and repurchase agreements relating to U.S. Government Obligations and qualified first tier money market collateral.

In the absence of duly authorized and complete directions regarding investment of cash held in the Escrow Fund, Escrow Agent shall automatically invest and reinvest the same in units of the money market mutual funds identified on Schedule B attached hereto and incorporated herein, which funds may be managed by an affiliate of the Escrow Agent.

The Escrow Agent may make any and all investments permitted by this Section 3 through its own bond or investment department. The Escrow Agent shall not be responsible for any loss suffered from any investment of the Escrow Fund, except to the extent caused by the gross negligence or misconduct of Escrow Agent.

Section 4. Disbursement of Escrow Fund. The Escrow Agent shall disburse the Escrow Fund in accordance with the following terms and conditions:

(a) To Buyer. The Escrow Agent shall distribute the Escrow Fund to Buyer three (3) business days after receipt of notice from either Buyer or Seller to the effect that the Auction (as that term is defined in the Purchase Agreement) has concluded and Buyer was not the successful bidder for the Closing Shares or the Riverboat Casino Assets (as those terms are defined in the Purchase Agreement) with Escrow Agent providing a copy of such notice immediately to such other party. In the event that Buyer provides the notice required by this Section 4(a), Escrow Agent shall hold the Escrow Fund until three (3) business days following receipt by Seller from Escrow Agent of a copy of Buyer’s notice, and if Seller shall deliver a

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written objection to such distribution within such period, then Escrow Agent shall continue to hold the Escrow Fund pending further joint written instructions of the parties or an order of the Bankruptcy Court or other court of competent jurisdiction

(b) Other Distributions. If Escrow Agent receives notice from either Buyer or Seller that Buyer is the successful bidder for the Closing Shares or the Riverboat Casino Assets, the Escrow Agent shall continue to hold, invest and reinvest the Escrow Fund as provided herein pending:

(i) joint written instructions of Seller and Buyer to the effect that the Escrow Fund is to be paid to Seller or Company in connection with the closing of the sale of the Closing Shares or Riverboat Casino Assets, or is to be returned to Buyer if the Buyer is entitled to the Escrow Fund under the terms of the Purchase Agreement, or is otherwise to be distributed as set forth in such notice;

(ii) written instructions of Seller to the effect that Buyer has forfeited its right to the Escrow Fund under the terms of the Purchase Agreement, that the Escrow Fund is to be distributed to Seller, whereupon Escrow Agent shall promptly deliver a copy of such instructions to Buyer; or

(iii) delivery by either the Buyer or Seller to the Escrow Agent of an order of the Bankruptcy Court directing some other distribution of the Escrow Deposit.

Escrow Agent shall distribute the Escrow Fund as so directed by any of the foregoing notices, on the third (3rd) business day following its receipt of such notice; provided, however, that in the case of a notice under clause (ii), Escrow Agent shall hold the Escrow Fund until three (3) business days following receipt by Buyer from Escrow Agent of a copy of Seller’s notice, and if Buyer shall deliver a written objection to such distribution within such period, then Escrow Agent shall continue to hold the Escrow Fund pending further joint written instructions of the parties or an order of the Bankruptcy Court or other court of competent jurisdiction.

(c) Earnings. All earnings on the Escrow Deposit shall be the property of Buyer, who shall be solely responsible for payment of any and all taxes imposed with respect thereto.

Section 5. Escrow Agent Matters.

(a) The Escrow Agent may rely upon and shall be protected in acting or refraining from acting upon any written notice, instructions or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Escrow Agent shall not be liable for any action taken by it in good faith and without gross negligence, and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

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(c) Buyer and Seller hereby agree to indemnify the Escrow Agent for, and to hold the Escrow Agent harmless against, any loss, liability or expense incurred without gross negligence or bad faith on the part of the Escrow Agent, arising out of or in connection with the Escrow Agent’s entering into this Agreement and carrying out the Escrow Agent’s duties hereunder, including costs and expenses of successfully defending the Escrow Agent against any claim of liability with respect thereto. One-half of any payment made pursuant to this Section 5(c) shall be made by Buyer, and one-half shall be made by Seller. Should any controversy arise between or among Seller, Buyer and the Escrow Agent with respect to (i) this Agreement or (ii) any rights to payment, application or delivery of the Escrow Fund, or any part thereof, and a substitute escrow agent is not appointed subject to clause (d) below, the Escrow Agent shall have the right to institute a bill of interpleader or any other appropriate proceeding in the Bankruptcy Court to determine the rights of the parties. Should a bill of interpleader or other proceeding be instituted, or should the Escrow Agent be involved in any manner whatsoever on account of this Agreement, the non-prevailing party or parties shall pay the Escrow Agent its reasonable attorney fees and any other disbursements, expenses, losses, costs or cash damages in connection with or resulting from such litigation.

(d) The Escrow Agent may resign hereunder (i) at any time with the consent of the parties hereto, and the appointment of a substitute escrow agent by Buyer and Company, or (ii) upon thirty (30) days’ written notice to the parties hereto, whereupon Buyer and Company shall appoint a successor escrow agent, or (iii) upon appointment by the Bankruptcy Court of a substitute escrow agent and acceptance by the substitute escrow agent.

Section 6. Termination. Except for the provisions of Section 5, which shall survive this Agreement, (a) this Agreement shall terminate with respect to Buyer at such time, if any, as the Escrow Fund is returned to Buyer pursuant to Section 4(a), (b) this Agreement shall terminate as to all other parties hereto when all of the Escrow Funds have been distributed by the Escrow Agent in accordance with this Agreement, and (c) this Agreement shall terminate as to the Escrow Agent (but not as to other parties) as of the effective resignation of the Escrow Agent pursuant to Section 5.

Section 7. Notice. All notices, demands, requests, or other communications, except monthly statements by the Escrow Agent, which may be or are required to be given, or made by any party to any other party pursuant to this Agreement, shall be in writing and shall be telecopied, hand delivered (including delivery by courier) or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

(a)	If to Buyer:

Pinnacle Entertainment, Inc.

3800 Howard Hughes Pkwy., Suite 1800

Las Vegas, NV 89109

Attention: John A. Godfrey

Telephone: (702) 784-7748

Facsimile:    (702) 784-7778

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with a copy to:

Irell & Manella LLP

1800 Avenue of the Stars

Suite 900

Los Angeles, California 90067

Attention: C. Kevin McGeehan, Esq.

Telephone: (310) 203-7110

Facsimile:    (310) 203-7199

(b)	If to Company:

President Riverboat Casino–Missouri, Inc.

1000 North Leonor K. Sullivan Blvd.

St. Louis, MO 63102-2568

Attention: Ralph J. Vaclavik

                 Senior Vice President & Chief Financial Officer

Telephone: (314) 622-3144

Facsimile:    (314) 622-3049

with a copy to:

David A. Lander

Mark V. Bossi

One U.S. Bank Plaza

St. Louis, Missouri 63101

Telephone: (314) 552-6067

Facsimile:    (314) 552-7000

and to:

Milbank, Tweed, Hadley & McCloy LLP

30th Floor

Los Angeles, California 90017

Attention: Robert J. Moore and

                 David B. Zolkin

Telephone: 213-892-4000

Facsimile:    213-629-5063

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and with a copy to:

Blackwell Sanders Peper Martin LLP

720 Olive St., Suite 2400

St. Louis, MO 63101

Attention: David A. Warfield

Telephone: 314-345-6451

Facsimile:    314-345-6060

(c)	If to Escrow Agent:

U.S. Bank National Association

Corporate Trust Services

EP-MN-WS3C

60 Livingston Avenue

St. Paul, MN 55107

Attn: Thomas H. Caruth

Telephone: (651) 495-3911

Facsimile:    (651) 495-8096

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger, or (with respect to a facsimile) the answer back being deemed conclusive, but not exclusive, evidence of such delivery if notice is confirmed by any other method permissible hereunder) or at such time as delivery is refused by the addressee upon presentation. Notwithstanding the foregoing, the Escrow Agent shall be deemed to have received notice on the business day following the business day such notice is delivered pursuant to this section, if such notice is delivered after 2:00 p.m. St. Louis, Missouri time. Each party may designate by notice in writing a new address or an individual authorized to deliver notices to which any notice, demand, request or communication may thereafter be so given.

Section 8. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted

6

hereunder. No party to this Agreement may assign this Agreement or any rights hereunder without the prior written consent of all of the parties hereto.

Section 9. Entire Agreement; Amendment. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Section 10. Headings. The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

Section 11. Choice of Law; Jurisdiction. This Agreement shall be governed by and construed under and in accordance with the laws of the State of Missouri (but not including the choice-of-law rules thereof). Each party submits to the exclusive jurisdiction of the Bankruptcy Court for the determination of any and all disputes concerning the Deposit or the distribution thereof, provided that the right of Escrow Agent to indemnification under Section 5 may be enforced in any court of competent jurisdiction.

Section 12. Signature in Counterparts and by Facsimile. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. Signatures transmitted by facsimile machine shall be treated as original signatures for all purposes of this Agreement.

Section 13. Compensation of Escrow Agent. The Escrow Agent shall be compensated for its services as set forth on Schedule A hereto, such fee to be paid by Buyer and Seller equally.

Section 14. Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

[The balance of this page has been left blank intentionally]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Escrow Agreement to be duly executed on its behalf, as of the day and year first above written.

PRESIDENT CASINOS, INC.

By:	________________________________________
Name:	________________________________________
Title:	________________________________________

PRESIDENT RIVERBOAT CASINO-MISSOURI, INC.

By:	________________________________________
Name:	________________________________________
Title:	________________________________________

PINNACLE ENTERTAINMENT, INC.

By:	________________________________________
Name:	________________________________________
Title:	________________________________________

ESCROW AGENT: U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By:	________________________________________
Name:	________________________________________
Title:	________________________________________

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Schedule A

One Time $2,000

Schedule B

U.S. BANK MONEY MARKET ACCOUNTS

U.S. BANK NATIONAL ASSOCIATION

ACCOUNT DESCRIPTION AND TERMS

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. The deposit account is insured by the Federal Deposit Insurance Corporation up to $100,000.

EXHIBIT B

Insert Form of Lease and Sublease Estoppel Certificate and Consent Agreement

Exhibit B

(Space above this line reserved for Recorder’s use only)

LEASE AND SUBLEASE ESTOPPEL CERTIFICATE

(Regarding Lease and Sublease Agreement recorded January 19, 2000 in

Book 1602M page 1695 in the Recorder of Deeds Office of the City of St. Louis)

by

THE CITY OF ST. LOUIS, MISSOURI

(LESSOR)

and

THE PORT AUTHORITY OF THE CITY OF ST. LOUIS

(LESSEE/SUBLESSOR)

to

PRESIDENT RIVERBOAT CASINO-MISSOURI, INC.

(SUBLESSEE)

Dated:                    , 20

Legal Description of Property: See Exhibit A attached hereto

Address of Parties: Set forth in Section 20.4 of Sublease and Section 9 hereof

This LEASE AND SUBLEASE ESTOPPEL CERTIFICATE (“Agreement”) is made and entered into as of the      day of                     , 2006, by THE CITY OF ST. LOUIS, MISSOURI, a municipal corporation of the State of Missouri, as lessor (the “City”), and THE PORT AUTHORITY OF THE CITY OF ST. LOUIS, a political subdivision of the State of Missouri, as lessee/sublessor (the “Port Authority”), to PRESIDENT CASINOS, INC. (“PCI”), PRESIDENT RIVERBOAT CASINO-MISSOURI, INC., as sublessee (“President”) and PINNACLE ENTERTAINMENT, INC. (“Buyer”).

W I T N E S S E T H:

WHEREAS, this Agreement is made with reference to that certain Lease and Sublease Agreement by the City, as lessor, the Port Authority, as lessee/sublessor and the President, as sublessee, with an effective date as of January 18, 2000 (more particularly described on Exhibit B hereto, the “Sublease”), pertaining to mooring rights within the Port District of the City of St. Louis (as more particularly described in the Sublease, the “Mooring Rights”) within the Mooring Area and Levee (more particularly described on Exhibit A hereto and as defined in the Sublease, the “Mooring Area” and the “Levee”).

WHEREAS, PCI proposes to sell the stock of President to Buyer pursuant to a Riverboat Casino Sale and Purchase Agreement dated February     , 2006, and by order of the United States Bankruptcy Court for the Eastern District of Missouri (such transaction, the “Sale Transaction”);

WHEREAS, in connection with the Sale Transaction, the City and Port Authority have been requested to make certain assurances to PCI, President and Buyer, as more fully set forth below.

NOW, THEREFORE, the City and Port Authority state as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meaning given them in the Sublease.

2. Estoppel. Knowing that Buyer will rely thereon in completing the Sale Transaction, City and Port Authority (City and Port Authority are collectively referred to herein as the “Landlord”) hereby state as follows:

(a) The term of the Sublease commenced on January 18, 2000, and currently expires on January 18, 2025 (with respect to the lease from the City to the Port Authority) and January 17, 2025 at 11:59 p.m. (St. Louis time) (with respect to the sublease from the Port Authority to President).

(b) A true and complete list of the Sublease documents and all amendments, supplements and modifications thereto is set forth on Exhibit B. The Sublease is in full force and effect, has not been modified, changed, altered or amended in any respect except as indicated on Exhibit B and except as modified by this Agreement, and represents the entire agreement among the City, Port Authority and President with respect to the Levee and the Mooring Area (the Levee and the Mooring Area are collectively referred to herein as the “Premises”).

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(c) President has accepted and is now in possession of the Premises and is paying the rental under the Sublease pursuant to the provisions of the Sublease. To Landlord’s knowledge, President has not assigned, sublet or otherwise transferred its interest under the Sublease. Neither the City nor the Port Authority has assigned its interest therein, either in whole or in part.

(d) The annual Base Rent payable under the Sublease is $29,250.00, which is based on $14.625 per linear foot of Mooring Area, and $0.14625 per square foot of Levee area, and is payable on January 1 of each Lease Year. The Base Rent rate was last adjusted January 1, 2004, and shall not be adjusted again except in accordance with Section 4.1.B. of the Sublease. The monthly Percentage Rent payable under the Sublease is calculated and determined in accordance with Section 4.2 of the Sublease and is not subject to adjustment.

(e) The annual Base Rent required to be paid under the Sublease has been paid for the period up to and including                     , 2006. The monthly Percentage Rent required to be paid under the Sublease has been paid for the period up to and including                    , 2005. As of the date hereof, all additional rent and other charges required to be paid under the Sublease have been paid except                                  [if no exceptions, state none].

(f) No rent under the Sublease has been paid for more than thirty (30) days in advance of its due date, except for the Base Rent which is paid annually.

(g) As of the date hereof, to Landlord’s knowledge, (1) there are no defaults existing under the Sublease on the part of President nor have events occurred that, with the passage of time or the giving of notice, or both, would constitute a default by President under the Sublease; (2) there is no existing basis for Landlord to cancel or terminate the Sublease; and (3) there exist no defenses, offsets, credits, increases in rent or claims of Landlord pursuant to any of the agreements, terms, covenants or conditions of the Sublease.

(h) As of the date hereof, to Landlord’s knowledge, (1) there are no defaults existing under the Sublease on the part of Landlord nor have events occurred that, with the passage of time or the giving of notice, or both, would constitute a default by Landlord under the Sublease; (2) there is no existing basis for President to cancel or terminate the Sublease, (3) there exist no defenses, offsets, credits, deductions in rent or claims of President against the enforcement of any of the agreements, terms, covenants or conditions of the Sublease; and (4) there are no unexpired free rent periods, rent concessions or other unpaid allowances (including, without limitation, unpaid tenant improvement allowances) owing to President.

(i) There are no unsatisfied obligations of the President under that certain Relocation Funding Agreement by and among the City, the Port Authority, the President and Mercantile Bank National Association, dated January 18, 2000.

(j) President has no right or option to extend, renew or cancel the Sublease or to lease additional space adjacent to the Premises or to purchase all or any portion of the Premises (or such additional space), except as may be set forth in the Sublease.

(k) There are no actions, whether voluntary or otherwise, pending against Landlord under the Bankruptcy Laws of the United States or any state thereof.

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(l) The security deposit being held by Landlord under the Sublease is $ -0-.

(m) No plans are pending with the City to modify, amend or cancel the Sublease for municipal purposes pursuant to the Section 20.20 of the Sublease.

(n) Landlord has no actual knowledge that any substance regulated by Environmental Laws is present, or has been used, generated, released, discharged, stored or disposed of by any party, on, under, in or about the Premises.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Landlord has executed this Agreement as of the date first above written.

ATTEST:	CITY:

CITY OF ST. LOUIS, a municipal corporation of the State of Missouri
CITY REGISTER

By:

	Its:	Mayor

APPROVED AS TO FORM ONLY:

CITY COUNSELOR

ATTEST:	PORT AUTHORITY:

THE PORT AUTHORITY OF THE CITY OF ST. LOUIS, a political subdivision of the State of Missouri

By:

Its:

APPROVED AS TO FORM ONLY:

COUNSEL, PORT AUTHORITY OF THE CITY OF ST. LOUIS

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EXHIBIT C

Insert Form of Real Property Lease Estoppel Certificate

Exhibit C

LANDLORD ESTOPPEL CERTIFICATE

[Date]

Re:	Lease: Lease dated , by and between [Name & Jurisdiction of Landlord] (“Landlord”) and [Name & Jurisdiction of Target Company] (“Tenant”)

Address of Premises: _________________________

Commencement Date: _________________________

Expiration Date: _____________________________

Current Monthly Base Rent: $___________________

Security Deposit: $___________________________

Rent Paid Through: ___________________________

Ladies and Gentlemen:

Reference is made to the Lease referenced above by and between Landlord, as landlord, and Tenant, as tenant, as amended by                                          (collectively, the “Lease”), with respect to the Premises.

Tenant and                                          (“Purchaser”) have entered into an agreement under which the Purchaser is acquiring the Tenant’s business operations. Pursuant to such agreement, Tenant is required to obtain confirmation from Landlord regarding certain matters regarding the Lease and the Premises. Landlord hereby certifies, warrants and represents as follows:

1. The term of the Lease currently expires on                                         , subject to Tenant’s right to extend, if so provided in Paragraph 8 below.

2. A true and complete list of the Lease and all amendments, supplements and modifications thereto is set forth on Exhibit A. The Lease is in full force and effect, has not been modified, changed, altered or amended in any respect except as indicated on Exhibit A, and represents the entire agreement between the Landlord and Tenant with respect to the Premises.

3. Tenant has accepted and is now in possession of the Premises and is paying the rental under the Lease pursuant to the provisions of the Lease. To Landlord’s knowledge, Tenant has not assigned, sublet or otherwise transferred its interest under the Lease or entered into any agreement or understanding to do so and no one, other than Tenant and Tenant’s employees, occupies or has any right to occupy any part of the Premises. The Landlord has not assigned its interest in the Lease, either in whole or in part.

4. The monthly base rent payable under the Lease is $                                        .

5. The fixed minimum monthly rent and all additional rent and other charges required to be paid under the Lease have been paid for the period up to and including                                         .

6. As of the date hereof, there are no defaults existing under the Lease on the part of Tenant or, to Landlord’s knowledge, no events have occurred that, with the passage of time or the giving of notice, or both, would constitute a default by Tenant under the Lease; there is no existing basis for Landlord to cancel or terminate the Lease; there exist no defenses, offsets, credits, rent increases or claims of Landlord pursuant to any of the agreements, terms, covenants or conditions of the Lease.

7. As of the date hereof, there are no defaults existing under the Lease on the part of Landlord or, to Landlord’s knowledge, no events have occurred that, with the passage to time or the giving of notice, or both, would constitute a default by Landlord under the Lease; there is no existing basis for Tenant to cancel or terminate the Lease; there exist no defenses, offsets, credits, deductions in rent or claims against the enforcement of any of the agreements, terms, covenants or conditions of the Lease; there exist no defenses, offsets, credits, deductions in rent or claims against the enforcement of any of the agreements, terms, covenants or conditions of the Lease; and there are no unexpired free rent periods, rent concessions or other unpaid allowances (including, without limitation, unpaid tenant improvement allowances) owing to Tenant.

8. Tenant has no right or option to extend, renew or cancel the Lease or to lease additional space at the Property or to purchase all or any portion of the Property except as follows:                                                              .

9. There are no actions, whether voluntary or otherwise, pending against Landlord under the Bankruptcy Laws of the United States or any state thereof.

10. The security deposit being held by landlord under the Lease is $                                                             .

This letter shall inure to the benefit of and may be relied upon by Purchaser and its successors and assigns.

Sincerely,

By:
Name:
Title:

2

EXHIBIT A	Form of Escrow Agreement
EXHIBIT B	Form of Lease and Sublease Estoppel Certificate and Consent Agreement
EXHIBIT C	Form of Real Property Lease Estoppel Certificate

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